Exhibit 4(p)

REVOLVING CREDIT AND SECURITY AGREEMENT

          This REVOLVING CREDIT AND SECURITY AGREEMENT dated as of July 23, 2009 (this “Agreement”), is executed by and between NuGen Energy, LLC, a South Dakota limited liability company (the “Borrower”) and DOUGHERTY FUNDING LLC, a Delaware limited liability company, (“Lender”).

PRELIMINARY RECITALS:

          A. Borrower is acquiring from Marion Energy Investments, LLC, a Delaware limited liability company (“Seller”), a plant and other facilities used for the marketing, management, servicing, ownership or operation of a 100 MGY anhydrous ethanol refinery and production facility and located on certain real property located in the County of Turner, State of South Dakota (“Facility”).

          B. Borrower is simultaneously entering into a term loan agreement with the Lender pursuant to which the Borrower will borrow the sum of Eighty Seven Million Eight Hundred Seventy-Four Thousand Five Hundred Forty-Seven and 39/100 Dollars ($87,874,547.39) to finance the acquisition of the Facility.

          C. The Borrower and Lender seek to enter into a revolving line of credit facility (“Revolving Loan”) to finance the working capital needs of the Borrower pursuant to the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the making of the Revolving Loan and other good and valuable consideration, the receipt of which is hereby acknowledged by the parties hereto, the parties hereto agree as follows:

1.
DEFINITIONS.

          1.1 Defined Terms. For the purposes of this Agreement, in addition to any other terms defined elsewhere herein, the following capitalized words and phrases shall have the meanings set forth below.

“Accounts” shall mean all of the Borrower’s accounts, as such term is defined in the UCC, including each and every right of the Borrower to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other property, out of a rendering of services, out of a loan, out of the overpayment of taxes or other liabilities, or otherwise arises under any contract or agreement, whether such right to payment is created, generated or earned by the Borrower or by some other person who subsequently transfers such person’s interest to the Borrower, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all Liens) that the Borrower may at any time have by law or agreement against any Account Debtor or other obligor obligated to make any such payment or against any property of such Account Debtor or other obligor; all including but not limited to all present and future accounts, contract rights, loans and obligations receivable, chattel papers, bonds, notes and other debt instruments, tax refunds and rights to payment in the nature of general intangibles.

“Account Debtor” shall have the meaning given it under the UCC.

“Accumulated Excess Cash Flow” shall mean the aggregate of Excess Cash Flow commencing on the date of this Agreement and continuing until the date of measurement (provided, however, there shall be no negative numbers taken into account, i.e. no reduction in the aggregate total if at any point no Excess Cash Flow is generated).

“Adjustment Date” shall mean the 30th day following the end of each Calendar Quarter.

“Affiliate” of any Person shall mean (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person, and (c) with respect to a Lender, any entity administered or managed by such Lender, or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract, ownership of voting securities, membership interests or otherwise.

“Asset Purchase Agreement” shall mean that certain Asset Purchase Agreement, dated as of the date of this Agreement, entered into by and between Seller and the Borrower.

“Availability” means the amount by which the Borrowing Base Amount exceeds the aggregate amount of outstanding and unpaid Revolving Advances.

“Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978 as heretofore and hereafter amended, and codified as 11 U.S.C. §101 et seq.

“Basis Points” shall mean an arithmetic expression of a percentage measured in hundredths of a percent (i.e. 50 Basis Points equals one-half of one percent).

“Borrowing Base Amount” shall mean at any time the lesser of:

(a)	Maximum Line Amount; or

(b)	The sum of the following:

	(i)	the product of ninety percent (90%) of Eligible Accounts, plus

	(ii)	the product of ninety percent (90%) of Eligible Inventory, plus

	(iii)	the product of sixty percent (60%) of Eligible Other Inventory, plus

(iv)	Overadvance Amount; less

(v)	Obligations under the Revolving Loan Documents that the Borrower owes to the Lender that have not yet been advanced on the Revolving Note.

“Borrowing Base Certificate” shall mean a certificate to be signed by the Borrower certifying to the accuracy of the Borrowing Base Amount in form and substance satisfactory to the Lender, and attached as Exhibit A.

“BP” shall mean BP Canada Energy Marketing Corp.

“BP Agreement” shall mean the agreement for the purchase of natural gas to be entered into between Borrower and BP pursuant to which Borrower shall purchase natural gas from BP.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Minneapolis, Minnesota.

“Calendar Quarter” means any three-month period commencing on January 1, April 1, July 1 and October 1.

“Capital Expenditures” shall mean all expenditures (including Capitalized Lease Obligations) which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrower, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person, as lessee, that is, or should be, in accordance with GAAP, recorded as a “capital lease” on the financial statements of such Person.

“Capitalized Lease Obligations” shall mean, as to any Person, all rental obligations of such Person, as lessee under a Capital Lease which are or will be required to be capitalized on the books of such Person.

“Cash Consideration” shall have the meaning ascribed to it in the Asset Purchase Agreement.

“Central Farmers Cooperative” shall mean Central Farmers Cooperative, a cooperative organized under the laws of South Dakota.

“Central Farmers Escrow Agreement” means an escrow agreement by and among Central Farmers Cooperative, Lender, and Escrow Agent which is acceptable to Lender and which complies with the terms of this Agreement.

“Change of Control” means the occurrence of any of the following events:

a)	Central Farmers Cooperative ceases to elect or appoint a majority of the members of the Board of Managers of the Borrower.

b)	Central Farmers Cooperative ceases to own 51% of the voting member interests of the Borrower.

c)

Steven Domm fails to hold the position and perform the duties of the Borrower’s Chief Executive Officer unless any replacement Chief Executive Officer is reasonably acceptable to Lender and Lender so states in writing.

“Chattel Paper” shall have the meaning given it under the UCC.

“Chemicals” means chemicals that are used or useful in the production of Ethanol or DGs and that are usable at the Plant.

“Closing Date” means unless extended in writing by the parties, the date that each of the conditions in Section 3.1 have been satisfied which may not occur later than thirty (30) days after the date of this Agreement unless a Repair Event occurs which requires a repair that cannot be completed in time to complete the performance test before thirty (30) days after the date of this Agreement in which case the Closing Date will be not later than forty-five (45) days after the date of this Agreement.

“CO2” shall mean the carbon dioxide co-product of the Ethanol production process cleaned of residual alcohol and compressed for storage, if produced at the Plant.

“Collateral” shall have the meaning set forth in Section 4.1 hereof.

“Collateral Access Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Lender pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by the Borrower or any subsidiary, acknowledges the Liens of the Lender and waives any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Lender reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any collateral stored or otherwise located thereon.

“Collection Account” means an account maintained with Collection Bank which shall be in Lender’s name and into which shall be deposited all Proceeds of Collateral.

“Collection Bank” shall mean Farmers State Bank of Marion.

“Commercial Tort Claims” shall have the meaning given it under the UCC.

Corn Agency Agreement” shall mean the Agency Agreement between Borrower and Fremar, LLC dated June 25, 2009 and/or any other agreement providing for the supply to the Borrower of grain sufficient to achieve 100 MGY output of Ethanol, provided such agreements and all amendments thereto must be pre-approved by Lender in writing.

“Corn and Milo Inventory” shall mean raw material corn and milo purchased by Borrower pursuant to any Corn Agency Agreement that meets the requirements of the Corn Agency Agreement.

“Control Agreement” shall mean a control agreement in form and substance acceptable to Lender and executed by Lender, the Borrower and Collection Bank or such other banks as Lender may approve in its sole discretion pursuant to which, among other things, the Lender is granted “control” (as that term is defined in the UCC with respect to deposit accounts) for purposes of perfection over any and all deposit accounts with the Collection Bank or such other bank.

“Credited Interest Adjustment Date” shall mean the first day of each consecutive calendar month that commences on the first day of the calendar month after the Closing Date.

“Credited Interest Payments” shall mean the interest payments that would otherwise be payable by the Borrower to the Plant Lender under the Plant Loan and Security Agreement but for the fact that the Borrower is entitled to a credit for the amount of such interest payments under the Plant Loan and Security Agreement due to the fact that the Borrower obtained one or more Revolving Advances to fund Initial Repair Costs not in excess of a principal amount of One Million Dollars ($1,000,000.00); provided, that the aggregate amount of Credited Interest Payments shall equal the aggregate principal portion of any Revolving Advances used by the Borrower to fund Initial Repair Costs as calculated pursuant to subpart (d) of the definition of Gross Overadvance Amount and shall in no event exceed One Million Dollars ($1,000,000.00).

“Debt” shall mean all items of indebtedness or liability that in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of the balance sheet for Borrower and shall also include the aggregate payments required to be made by Borrower at any time under any Capitalized Lease, the indebtedness due the Lender under the Revolving Loan and the indebtedness due the Plant Lender under the Plant Loan.

“Default Rate” shall mean a per annum rate of interest equal to the lesser of (i) the maximum lawful rate of interest permitted to be paid on the Revolving Loan or (ii) 800 Basis Points plus the LIBOR as it adjusts from time to time.

“Deposit Accounts” shall have the meaning given it under the UCC.

“DGs” shall mean dry distillers grains and wet distillers grains.

“Distribution” by any Person means (a) with respect to any stock issued by such Person or any partnership, membership or other equity interest of such Person, the retirement, redemption, purchase, or other acquisition for value of any such stock or partnership, membership or other equity interest, (b) the declaration or payment of any dividend or other distribution on or with respect to any stock or any partnership, membership or other equity interest of any Person, and (c) any other payment by such Person with respect to such stock or partnership, membership or other equity interest.

“Documents” shall have the meaning given it under the UCC.

“Electrical Supply Agreements” shall have the meaning ascribed to it in the Plant Loan and Security Agreement.

“Eligible Account” and “Eligible Accounts” shall mean each Account and all such Accounts (exclusive of sales, excise or other similar taxes) owing to the Borrower which meets each of the following requirements:

(a)

is genuine in all respects and has arisen in the ordinary course of the Borrower’s business from the sale of Ethanol or DGs by the Borrower, including C.O.D. sales, which Ethanol or DGs have been produced and finished in accordance with the Account Debtor’s specifications (if any) and delivered to and accepted by the Account Debtor, and the Borrower has possession of, or has delivered to the Lender at the Lender’s request, shipping and delivery receipts evidencing such delivery;

(b)

is subject to a perfected, first priority Lien in favor of the Lender and is not subject to any other assignment, claim or Lien, except subordinate Liens subordinated on terms satisfactory to Lender in favor of the Plant Lender;

(c)

is the valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto, and is not subject to the fulfillment of any condition whatsoever or any counterclaim, credit (except as provided in subsection (h) of this definition), trade or volume discount, allowance, discount, rebate or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part and the Account Debtor has not refused to accept and/or has not returned or offered to return any of the goods or services which are the subject of such Account;

(d)

is not an Account owed by an Account Debtor located outside the United States which is not (A) backed by a bank letter of credit issued by a bank acceptable to Lender and in form and substance acceptable to Lender naming the Lender as beneficiary or assigned to the Lender, in the Lender’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to the Lender in all respects, in its absolute discretion, or (B) covered by a foreign receivables insurance policy acceptable to the Lender in its absolute discretion;

(e)	is not an Account arising from a “sale on approval”, “sale or return”, “consignment”, “guaranteed sale” or “bill and hold”, or is subject to any other repurchase or return agreement;

(f)

is not an Account with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by the Borrower (or by any agent or custodian of the Borrower) for the account of, or subject to, further and/or future direction from the Account Debtor with respect thereto;

(g)

it has not arisen out of contracts with the United States or any department, agency or instrumentality thereof, unless the Borrower has assigned its right to payment of such Account to the Lender pursuant to the Assignment of Claims Act of 1940, as amended, and evidence (satisfactory to the Lender) of such assignment has been delivered to the Lender, or any state, county, city or other governmental body, or any department, agency or instrumentality thereof;

(h)	if the Borrower maintains a credit limit for an Account Debtor, the aggregate dollar amount of Accounts due from such Account Debtor, including such Account, does not exceed such credit limit;

(i)

if the Account is evidenced by chattel paper or an instrument, the originals of such chattel paper or instrument shall have been endorsed and/or assigned and delivered to the Lender or, in the case of electronic chattel paper, shall be in the control of the Lender, in each case in a manner satisfactory to the Lender;

(j)

such Account is evidenced by an invoice delivered to the related Account Debtor and is not more than (i) in the case of Accounts arising from the sale of DGs, (X) fifteen (15) days past the due date thereof; or (Y) forty-five (45) days past the original invoice date thereof: and (ii) for all other Accounts, (X) one (1) day past the due date thereof, or (Y) thirty-one (31) days past the original invoice date thereof, in all cases according to the original terms of sale;

(k)

it is not an Account with respect to an Account Debtor that is located in any jurisdiction which has adopted a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction must file a notice of business activities report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts unless (i) such notice of business activities report has been duly and timely filed or the Borrower is exempt from filing such report and has provided the Lender with satisfactory evidence of such exemption or (ii) the failure to make such filings may be cured retroactively by the Borrower for a nominal fee;

(l)

the Account Debtor with respect thereto is not the Borrower or an Affiliate of the Borrower provided however that Borrower may sell DGs to Central Farmers Cooperative provided that such sales are at terms no less favorable to the Borrower than prevailing market terms;

(m)

such Account does not arise out of a contract or order which, by its terms, forbids or makes void or unenforceable the assignment thereof by the Borrower to the Lender and is not unassignable to the Lender for any other reason;

(n)

there is no bankruptcy, insolvency or liquidation proceeding pending by or against the Account Debtor with respect thereto, nor has the Account Debtor suspended business, made a general assignment for the benefit of creditors or failed to pay its debts generally as they come due, and/or no condition or event has occurred having a Material Adverse Effect on the Account Debtor which would require the Accounts of such Account Debtor to be deemed uncollectible in accordance with GAAP;

(o)	it is not an Account that has been restructured, extended, amended or modified;

(p)

is not owed by an Account Debtor with respect to which twenty five percent (25.00%) or more of the aggregate amount of outstanding Accounts owed at such time by such Account Debtor is classified as ineligible under clause (j) or (o) of this definition; and

(q)	does not violate the negative covenants and does satisfy the affirmative covenants of the Borrower contained in this Agreement, and it is otherwise not unacceptable to the Lender for any other reason.

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account. Further, with respect to any Account, if the Lender at any time hereafter determine in its absolute discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account shall cease to be an Eligible Account after notice of such determination is given to the Borrower.

          “Eligible Inventory” shall mean all Inventory of the Borrower valued at the lower of cost or market determined in accordance with GAAP which meets each of the following requirements:

(a)	is subject to a perfected, first priority Lien in favor of the Lender and is not subject to any other assignment, claim or Lien, except subordinate Liens in favor of the Plant Lender;

(b)	is salable and not slow-moving, obsolete or discontinued, as determined in the absolute discretion of the Lender;

(c)

is in the possession and control of the Borrower and it is stored and held in facilities owned by the Borrower or, if such facilities are not so owned, the Lender is in possession of a Collateral Access Agreement with respect thereto;

(d)	is not Inventory produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 29 U.S.C. §215;

(e)	is not subject to any agreement or license which would restrict the Lender’s ability to sell or otherwise dispose of such Inventory;

(f)	is located in the United States or in any territory or possession of the United States that has adopted Article 9 of the Uniform Commercial Code;

(g)	is not “in transit” to the Borrower or held by the Borrower on consignment;

(h)	is not “work in progress” Inventory;

(i)	is not supply items, packaging or any other similar materials;

(j)	is not identified to any purchase order or contract to the extent progress or advance payments are received with respect to such Inventory;

(k)	does not breach any of the representations, warranties or covenants pertaining to Inventory set forth in the Loan Documents;

(l)	consists of Ethanol, Corn and Milo Inventory or DGs but does not consist of Other Inventory; and

(m)	the Lender shall not have determined in its reasonable discretion that it is unacceptable due to age, type, category, quality, quantity and/or any other reason whatsoever.

Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.

          “Eligible Other Inventory” shall mean all Other Inventory of the Borrower valued at the lower of cost or market determined in accordance with GAAP which meets each of the following requirements:

(n)	is subject to a perfected, first priority Lien in favor of the Lender and is not subject to any other assignment, claim or Lien, except subordinate Liens in favor of the Plant Lender;

(o)

will be salable and not slow-moving, obsolete or discontinued, as determined in the absolute discretion of the Lender unless such Other Inventory is Chemicals or Spare Parts in which event such Chemicals and Spare Parts continue to be useful to the operation of the Plant, are not damaged or otherwise not capable of functioning to the full extent of their intended purpose;

(p)	is in the possession and control of the Borrower and it is stored and held in facilities owned by the Borrower;

(q)	is not Inventory produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 29 U.S.C. §215;

(r)	is not subject to any agreement or license which would restrict the Lender’s ability to sell or otherwise dispose of such Inventory;

(s)	is located in the United States or in any territory or possession of the United States that has adopted Article 9 of the Uniform Commercial Code;

(t)	is not “in transit” to the Borrower or held by the Borrower on consignment;

(u)	is not “work in progress” Inventory unless such Other Inventory is WIP;

(v)	is not identified to any purchase order or contract to the extent progress or advance payments are received with respect to such Inventory;

(w)	does not breach any of the representations, warranties or covenants pertaining to Inventory set forth in the Loan Documents;

(x)	does not consist of Ethanol, Corn and Milo Inventory or DGs; and

(y)	the Lender shall not have determined in its reasonable discretion that it is unacceptable due to age, type, category, quality, quantity and/or any other reason whatsoever.

Inventory which is at any time Eligible Other Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Other Inventory.

“Employee Benefit Plan” shall mean an employee benefit plan as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a plan as defined in Section 4975(e)(1) of the IRC.

“Environmental Laws” shall mean all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

“Equipment” shall mean all of Borrower’s equipment, as defined in the UCC, including all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal property (other than Inventory), and all parts, accessories and special tools therefor, and accessions thereto and, in any event, including all machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“Equity Investment” shall have the meaning ascribed to it in Section 3.1(e).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean each person (as defined in section 3(9) of ERISA) that together with the Borrower would be deemed to be a “single employer” within the meaning of section 414(b),(c), (m) or (o) of the IRC.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” shall mean the Escrow Agreement dated of even date herewith by and among Borrower, Lender, Seller, Central Farmers Cooperative, and Escrow Agent.

“Escrow Closing Date” shall mean the date on which this Agreement and the Loan Documents are executed and delivered to the Escrow Agent.

“Escrow Release Notice” shall have the meaning ascribed to it in the Escrow Agreement.

“Ethanol” shall mean anhydrous denatured fuel grade ethanol alcohol meeting all applicable ASTM Standards and the ethanol standards established by the Williams Pipeline Test and ethanol standards established by all other standard ethanol industry tests.

“Event of Default” shall mean any of the events or conditions which are set forth in Section 9 hereof.

“Excess Cash Flow” shall mean for any period an amount equal to the sum of (a) Borrower’s before-tax net income for such period determined in accordance with GAAP (which for the avoidance of doubt is determined net of Interest Expense) plus (b) depreciation and amortization during such period to the extent reducing Borrower’s after-tax net income for such period determined in accordance with GAAP plus (c) the amount, if any, that the general and administrative expenses of the Borrower exceed the general and administrative expenses customarily incurred by Persons engaged in a similar business as Borrower in a similar geographic location; plus (d) the unpaid portion of Make-Up Consideration to the extent otherwise included in Borrower’s before-tax net income for such period and to the extent such has been expensed to calculate Borrower’s before-tax net income minus the sum of the following:

(i) non-operating gains during such period to the extent included in Borrower’s after-tax net income for such period determined in accordance with GAAP; plus

(ii) Mandatory Principal Payments made during such period; plus

(iii) All cash interest payments with respect to the Revolving Loan and the Plant Loan; plus

(iv) cash payments made on account of Capital Expenditures made by the Borrower during such period in excess of amounts drawn from the FF&E Reserve; plus

(v) Cash paid by the Borrower during such period into the FF&E Reserve; plus

(vi) Tax Distributions made by Borrower during such period.

“Fagen Contract” shall mean the Lump Sum Design-Build Agreement dated May 5, 2006 originally between Fagen, Inc. and Millennium Ethanol, LLC.

“FB&T” shall mean First Bank & Trust in Brookings, South Dakota.

“FB&T Guaranty” means that certain Guaranty executed by Central Farmers Cooperative dated as of September 25, 2006 pursuant to which Central Farmers Cooperative, in its capacity as successor to Fremar Farmers Cooperative, Inc. guarantied certain obligations of Millennium Ethanol, LLC to FB&T.

“FB&T Guaranty Litigation” means any law suit, arbitration or other similar proceedings in which FB&T seeks a judgment against Central Farmers Cooperative based solely upon the FB&T Guaranty.

“FB&T Resolution” shall mean: a) judgment shall have been entered in favor of FB&T with respect to the FB&T Guaranty Litigation and all appeal periods shall have expired without an appeal or if there has been an appeal or a subsequent appeal(s), all such appeals have been completed with all subsequent appeal periods having expired; b) judgment shall have been entered in favor of Central Farmers Cooperative with respect to the FB&T Guaranty Litigation and all appeal periods shall have expired without an appeal or if there has been an appeal or a subsequent appeal(s), all such appeals have been completed with all subsequent appeal periods having expired; or c) Central Farmers Cooperative and FB&T shall have entered into a settlement agreement that fully releases Central Farmers Cooperative from all liability under the FB&T Guaranty and does not include the resolution of any other liability of Central Farmers Cooperative to FB&T.

“FF&E Reserve” shall have the meaning ascribed to it in the Plant Loan Documents.

“Fixtures” shall have the meaning given it under the UCC.

“Fremar, LLC” shall mean Fremar, LLC, a Minnesota limited liability company.

“Funding Expiration Date” shall mean the earlier of (i) the Maturity Date or (ii) the date the Lender demands payment of the Revolving Advances after an Event of Default.

“GAAP” shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.

“General Intangibles” shall have the meaning given it under the UCC.

“Gross Overadvance Amount” shall mean the sum of:

(a)

the Cash Consideration minus (i) $1,800,000 minus (ii) the amount (x) the value of the Working Capital Assets of Seller being sold to the Borrower pursuant to the terms of the Asset Purchase Agreement determined on the Closing Date exceeds (y) $3,577,709.55; plus

(b)

up to $2,400,000 incurred after the Closing Date to the extent represented by a budget approved by the Lender and to the extent actually paid for the following purposes: amounts incurred for environmental remediation, payments made to Fagen, Inc. to cure defaults under the Fagen Contract, additional security deposits required to be paid to Southeastern Electric for the Southeastern Electric Contract and payments made to ICM to complete the Performance Criteria testing and certification pursuant to the Asset Purchase Agreement and, each represented in a submitted and approved operating budget and with proof of payment; plus

(c)

the aggregate amount of all costs, expenses, and fees (including attorneys’ fees), incurred by Borrower in connection with the negotiation, documentation and closing of the sale of the Facility to Buyer and the loans evidenced by the Loan Agreements to the extent such is not included as Cash Consideration; plus

(d) the aggregate amount equal to the principal portion of any Revolving Advances used by the Borrower to fund Initial Repair Costs.

“Hazardous Substances” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”,

“extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

“ICM” means ICM, Inc., a Kansas corporation.

“ICM License” means that certain ICM License, dated as of May 5, 2006, originally entered into by and between Millennium Ethanol, LLC and ICM.

“Impositions” shall mean all real estate, ad valorem and personal property taxes, general and special assessments imposed by Governmental Authorities, water, sewer and other municipal utility charges and any and all other fees and charges that may be assessed or imposed by governmental authorities on the Plant and the underlying Premises.

“Indemnified Party” and “Indemnified Parties” shall mean, respectively, the Lender and any parent corporation, Affiliate or subsidiary of the Lender, and each of their respective officers, directors, employees, attorneys and agents, and all of such parties and entities.

“Initial Loan Fee” shall have the meaning ascribed to it in Section 2.15.

“Initial Repair Costs” shall have the meaning ascribed to it in the Plant Loan and Security Agreement.

“Instruments” shall have the meaning given it under the UCC.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, service marks and trademarks, and all registrations and applications for registration therefor and all licensees thereof, trade names, domain names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Rights” shall mean all actual or prospective rights arising in connection with any Intellectual Property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Intercreditor Agreement” shall mean the Intercreditor and Collateral Priority Agreement by and among the Plant Lender (in its capacity as lender under the Plant Loan and Security Agreement) and Lender (in its capacity as lender under this Agreement), as acknowledged by the Borrower, as the same may be amended, restated, assigned, modified, extended, renewed, replaced and/or substituted in the future.

“Interest Adjustment Date” shall mean the first day of each Calendar Quarter in a year, i.e., January 1, April 1, July 1 and October 1.

“Interest Expense” shall mean for any period, the aggregate interest expense (including capitalized interest) of the Borrower for such period including, without limitation, the interest portion of any Capitalized Lease; provided, however, that the foregoing shall be adjusted to reflect only the net effect of any interest rate swap, interest hedging transaction, or other similar arrangement entered into by the Borrower in order to reduce or eliminate variations in its interest expenses.

“Inventory” shall mean “inventory,” as that term is defined in the UCC, now or hereafter owned by Borrower, including without limitation (a) all products, goods, materials and supplies produced, purchased or acquired by Borrower for the purpose of sale in the ordinary course of its business including corn and grain supplies, ethanol, denatureants, distillers grains and carbon dioxide byproduct, (b) spare parts and maintenance materials inventory and (c) goods in which Borrower has an interest in mass or a joint or other interest or right of any kind.

“Investment Cash” shall mean the amount of cash up to $7,000,000 received by the Borrower from a Qualified Investment after payment of all costs, expenses, fees and commissions (including but not limited to any brokerage or investment banking fees and commissions) in any way related to Qualified Investments incurred in connection with identifying, attracting, obtaining, or documenting Qualified Investments.

“Investment Property” shall have the meaning given it under the UCC.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time.

“Late Charge” has the meaning given in Section 2.13.

“Letter-of-Credit Rights” shall have the meaning given it under the UCC.

“Liabilities” shall mean at all times all liabilities of the Borrower that would be shown as such on a balance sheet of the Borrower prepared in accordance with GAAP.

“LIBOR” shall mean the daily rate of interest as published in the Money Rates section of The Wall Street Journal as London Interbank Offered Rates (Libor) with a term of three (3) months. If The Wall Street Journal ceases to publish the London Interbank Offered Rates (Libor), the Lender may select a substitute publication or service that publishes the London Interbank Offered Rates (Libor), or its equivalent, and if such London Interbank Offered Rates (Libor) is no longer published, then the LIBOR Rate will be determined by the Lender computing the arithmetic mean rates of interest per annum notified to the Lender by at least two (2) major banks in the London interbank market as the rate of interest at which U.S. dollar deposits in the approximate amount of the Loan would be offered to major banks in the London interbank market at their request on the second Libor Business Day prior to the Interest Adjustment Date. If the LIBOR Rate is not published or announced on the Interest Adjustment Date, then the LIBOR Rate published or announced on the immediate last day prior to the Interest Adjustment Date shall be substituted.

“Libor Business Day” shall mean any day on which banks in London, England and New York, New York are open for conducting transactions in foreign currency and exchange.

“Lien” shall mean, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Loan Fee” shall mean the sum of $150,000.

“Loan Documents” shall mean each of the agreements, documents, instruments and certificates set forth in Section 3.1(a) hereof excepting those Plant Loan Documents and Sale Documents that are not specifically enumerated in said Section 3.1(a) in a subsection other than the general references in subsections (xv) and (xviii) thereof, and any and all such other instruments, documents, certificates and agreements from time to time executed and delivered by the Borrower for the benefit of the Lender pursuant to any of the foregoing, and all amendments, restatements, supplements and other modifications thereto.

“Loan Year” shall mean any 12 month period during the term of this Agreement commencing on the Closing Date or any anniversary of the Closing Date.

“Make-Up Consideration” shall mean the total consideration not to exceed the total amount set forth on Exhibit B-1 attached hereto (which exhibit shall be updated as agreed by Borrower and Lender as of the Closing Date), which is the aggregate amount the Borrower is offering to provide to Make-Up Sellers under Make-Up Contracts, and 50% of which amount may be paid in the form of Make-Up Payments and 50% of such amount may be paid in the form of Make-Up Equity, as more particularly described in the Plant Loan and Security Agreement and in this Agreement.

“Make-Up Contracts” shall mean collectively the contracts between a Make-Up Seller and Borrower in a form acceptable to Lender for the purchase by Borrower of corn from such Make-Up Seller provided that the Borrower has agreed to provide Make-Up Consideration to such Make-Up Seller in an amount not to exceed the amount by which the purchase price for corn under such Make-Up Seller’s corn supply contract with U.S. Bio exceeds the corresponding base price for corn related to such Make-Up Seller’s corn supply contract as listed on Exhibit B-2 attached hereto (which exhibit shall be updated as agreed by Borrower and Lender as of the Closing Date).

“Make-Up Payments” shall mean, to the extent Excess Cash Flow is payable to Borrower in accordance with the terms of the Plant Loan and Security Agreement, an amount equal to 15% of Excess Cash Flow payable quarterly which may be used by Borrower to pay Make-Up Sellers not more than 50% of the Make-Up Consideration pursuant to the Make-Up Contracts.

“Make-Up Equity” shall mean permitted issuances of member equity interests in Borrower that Borrower may provide to Make-Up Sellers for up to fifty percent (50%) of the Make-Up Consideration pursuant to the Make-Up Contracts; provided, however, that issuance of such equity interests may never dilute the percentage interests that the Warrant Participants are entitled to receive pursuant to the Warrant.

“Make-Up Sellers” shall mean the sellers under Make-Up Contracts.

“Management Agreement” shall mean the Management Agreement dated June 25, 2009, between Borrower and Central Farmers Cooperative and/or any other agreement providing for the management of the operations of Borrower by Central Farmers Cooperative in form satisfactory to the Lender, provided such agreements and all amendments thereto must be pre-approved by Lender in writing.

“Mandatory Principal Payments” shall mean for any period, any principal payments (including the portion of any payment on any Capitalized Lease allocable to principal in accordance with GAAP) made in respect of Debt during such period, other than any permitted to be made out of Excess Cash Flow.

“Material Adverse Effect” shall mean a material adverse effect on the business, operations, property, assets, liabilities or financial condition taken as a whole, or a material adverse effect on the ability of any Person to perform its obligations.

“Maturity Date” shall mean August 1, 2015.

“Maximum Line Amount” shall mean the sum of $20,000,000 as such amount may be reduced as provided in Section 2.21 and/or Section 6.25.

“Member” shall mean in the context of the Borrower any member of the Borrower.

“Mortgage” shall mean the Mortgage and Security Agreement and Fixture Financing Statement given by the Borrower in favor of the Lender(s) and evidencing a second priority lien on and security interest in the Premises including the Plant and Fixtures, as the same may be amended, restated, assigned, modified, extended, renewed, replaced and/or substituted in the future.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which the Borrower or any ERISA Affiliate contributes or is obligated to contribute.

“Natural Gas Supply Agreements” shall mean those agreements with Utility Providers to provide natural gas to the Plant, either directly or from the mainlines of such Utility Provider to a distribution point of another Utility Provider for eventual distribution to the Plant by such other Utility Provider, including without limitation the following agreements, provided all such agreements and amendments thereto must be pre-approved by Lender in writing:

• BP Agreement
• NNG Agreement

• Northwestern Agreement

“NNG” shall mean Northern Natural Gas Company.

“NNG Agreement” shall mean collectively the Firm Throughput Service Agreement dated June 9, 2006 originally between NNG and Millennium, as modified and supplemented by the (i) Amendment to TFX Throughput Service Agreement dated November 1, 2007 originally between Millennium and NNG; (ii) Affirmation of Obligations Relating to Facilities dated June 8, 2009 originally between NNG and Seller; (iii) Agreement to Provide Security dated June 8, 2009 originally between NNG and Seller, and (iv) First Amendment to Affirmation of Obligation Relating to Facilities Contract No. 600979 dated June 11, 2009 originally between NNG and Seller

“NNG Letter of Credit” means the letter of credit issued by FB&T as issuer for the benefit of NNG in the original face amount of $1,975,918.00 or any letter of credit issued by any entity in replacement thereof.

“Northwestern” shall mean NorthWestern Corporation d/b/a NorthWestern Energy.

“Northwestern Agreement” shall mean Letter Agreement for Request for Gas Distribution Service dated June 15, 2009 between Seller and NorthWestern.

“Net Income” shall mean with respect to the Borrower for any period, the net income (or loss) of the Borrower for such period as determined in accordance with GAAP, excluding gains or losses on the sale of assets other than Inventory.

“Obligations” shall mean all outstanding Revolving Advances, as evidenced by the Revolving Note, all interest accrued on any of the foregoing (including interest which would be payable as post-petition in connection with any bankruptcy or similar proceeding, whether or not permitted as a claim thereunder), any fees due the Lender hereunder including the Loan Fee, any expenses incurred by the Lender hereunder, including without limitation, all liabilities and obligations under this Agreement or under any other Loan Document.

“Obligor” shall mean the Borrower.

“Operating Account” means an account in the Borrower’s name at a bank reasonably acceptable to the Lender (but not FB&T) subject to a Control Agreement in favor of the Lender which shall be used as the Borrower’s principal operating account.

“Operating Agreements” shall have the meaning ascribed to it in the Plant Loan and Security Agreement.

“Operating Lease” shall mean any lease of any property (whether real, personal or mixed) that, in accordance with GAAP, would be required to be classified and accounted for as an expense item on a balance sheet.

“Organizational Identification Number” means, with respect to Borrower, the organizational identification number assigned to Borrower by the applicable governmental unit or agency of the jurisdiction of organization of the Borrower.

“Other Inventory” means Chemicals, WIP and Spare Parts.

“Other Taxes” shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise solely and irrefutably from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents.

“Overadvance Amount” shall mean, at any given time, the Gross Overadvance Amount minus the sum of (a) 40% of Accumulated Excess Cash Flow plus (b) Credited Interest Payments but in no event shall the Overadvance Amount be less than zero, which shall be adjusted as follows: (i) on each Adjustment Date in which Quarterly Excess Cash Flow for the immediately preceding Calendar Quarter was a positive number, the Overadvance Amount will be reduced in the amount equal to such positive 40% Quarterly Excess Cash Flow; and (ii) Credited Interest Payments shall be deducted from the Overadvance Amount on each Credited Interest Adjustment Date.

“Pension Plan” shall mean an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the IRC, and that is maintained by Borrower or an ERISA Affiliate for employees.

“Performance Criteria” shall have the meaning assigned to such term in the Asset Purchase Agreement.

“Permitted Liens” shall mean those (i) liens and security interests in favor of Lender pursuant to this Agreement, and (ii) those liens and security interests in favor of the Plant Lender providing the Plant Loan pursuant to the Plant Loan and Security Agreement, which liens and security interests shall be subject to the terms of Intercreditor Agreement.

“Person” shall mean any natural person, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

“Plant” shall mean the dry mill grain processing plant capable of grinding approximately 36,000,000 bushels of corn per year to produce a name-plate capacity of 100,000,000 gallons of fuel grade Ethanol per year and with approximately 321,000 tons of dried distillers grains with solubles per year located on the Premises.

“Plant Lender” shall mean Dougherty Funding LLC and its successors and assigns in its capacity as lender with respect to the Plant Loan.

“Plant Loan” shall mean the loan made by the Plant Lender pursuant to the terms of the Plant Loan and Security Agreement.

“Plant Loan and Security Agreement” shall mean the Loan and Security Agreement dated as of the date of this Agreement, by the Plant Lender and the Borrower providing the terms of a term loan evidenced by a promissory note in the original principal amount of $87,874,547.39.

“Plant Loan Documents” shall mean the documents required by the Plant Loan and Security Agreement to consummate the Plant Loan including the Intercreditor Agreement.

“Plant Mortgage” shall mean the Mortgage and Security Agreement and Fixture Financing Statement of even date given by the Borrower in favor of the Plant Lender and evidencing a first priority lien on and security interest in the Premises, as the same may be amended, restated, assigned, modified, extended, renewed, replaced and/or substituted in the future.

“Premises” shall mean the land upon which the Plant is located as more specifically described in the Mortgage.

“Principal” shall mean the from time to time sums of money disbursed by the Lender pursuant to this Agreement.

“Principal Balance” shall mean from time to time the amount of Principal remaining unpaid.

“Qualified Investment” shall mean cash investments in the Borrower (including Unused Resolution Amount, if any, to the extent paid to the Borrower) in consideration for membership units and which otherwise satisfy the conditions and requirements of Section 2.21(c).

“Quarterly Excess Cash Flow” with respect to any Calendar Quarter, means the Excess Cash Flow for such Calendar Quarter.

“Rail Agreements” shall have the meaning ascribed to it in the Plant Loan and Security Agreement.

“Rail Spur” shall have the meaning ascribed to it in the Plant Loan and Security Agreement.

“Repair Costs” shall have the meaning ascribed to it in the Asset Purchase Agreement.

“Repair Event” shall mean one of the following: a) at anytime hereafter but prior to the Closing Date, ICM determines that the Facility has not satisfied the Performance Criteria and has determined that the Repair Costs are $1,000,000 or less; or b) at any time hereafter but prior to the Closing Date, ICM determines that the Facility has not satisfied the Performance Criteria, has determined that the Repair Costs are in excess of $1,000,000 and Seller timely sends a Repair Notice.

“Repair Notice” shall have the meaning ascribed to it in the Asset Purchase Agreement.

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

“Resolution Amount” means the sum of the following provided that such amounts may not exceed the Resolution Reserve:

(a)

the portion of any judgment entered against Central Farmers Cooperative based solely upon Central Farmers Cooperative’s liability to FB&T under the FB&T Guaranty or the amount of any settlement payment set forth in a settlement agreement executed by Central Farmers Cooperative and FB&T provided that such settlement payment shall only compensate FB&T for amounts actually owed to FB&T pursuant to the FB&T Guaranty; plus

(b)

the actual and reasonable attorneys fees and litigation costs incurred by Central Farmers Cooperative solely related to defending claims in the FB&T Guaranty Litigation related to the FB&T Guaranty and/or the actual and reasonable attorneys fees and cost incurred by FB&T related to negotiating, drafting and finalizing a settlement agreement between FB&T and Central Farmers Cooperative provided that all such attorneys fees and cost may only relate to Central Farmers Cooperative’s liability under the FB&T Guaranty provided further that all such attorneys fees and litigation or settlement costs must be supported by detailed billing statements, time records and invoices reasonably satisfactory to the Lender.

“Resolution Reserve” shall have the meaning ascribed to it in Section 3.1(f).

“Revolving Advances” shall mean, respectively, each direct advance and the aggregate of all such direct advances made by the Lender to the Borrower under and pursuant to this Agreement, as set forth in Section 2.1 of this Agreement.

“Revolving Loan” shall mean the aggregate of all advances made by the Lender to the Borrower under and pursuant to this Agreement, as set forth in Section 2.1 of this Agreement, not to exceed the lesser of (a) the Revolving Loan Commitment and (b) the Borrowing Base Amount.

“Revolving Loan Commitment” shall mean at any given time the Maximum Line Amount.

“Revolving Loan Documents” shall mean those Loan Documents consisting of this Agreement, the Revolving Note and all documents and agreements executed in connection therewith together with all amendments, amendment and restatements, and modifications of any of the foregoing.

“Revolving Note” shall mean the revolving note in favor of Lender, in a maximum principal amount of Twenty Million and 00/100 Dollars ($20,000,000.00) in the form prepared by and acceptable to Lender dated as of the date hereof, and maturing on the Maturity Date, duly executed by the Borrower and payable to the order of Lender, together with any and all renewal, extension, modification or replacement notes executed by the Borrower and delivered to the Lender.

“Sale Documents” shall mean the documents required by the Asset Purchase Agreement to consummate the sale of assets thereunder.

“Seller” shall have the meaning given in the preliminary recitals herein.

“Soil Stabilization Requirements” shall mean the requirements imposed by the South Dakota Department of Environment and Natural Resources to complete the requirements set out in that certain Surface Water Discharge Permit No. SD0028380, Construction Storm Water Discharge Permit No. SDR10D739, and Industrial Storm Water Discharge Permit No. SDR00B429.

“Solvent” or “Solvency” as to any Person shall mean that (i) the sum of the assets of such Person, both at a fair valuation and at present fair salable value, will exceed its liabilities, including contingent liabilities, (ii) such Person will have sufficient capital with which to conduct its business as presently conducted and as proposed to be conducted and (iii) such Person has not incurred debts, and does not intend to incur debts, beyond its ability to pay such debts as they mature. For purposes of this definition, “debt” shall mean any liability on a claim, and “claim” shall mean (x) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (y) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

“Southeastern Electric Contract” shall mean those agreements with Utility Providers to provide the Electrical Supply System to the Plant including without limitation the Electric Service Agreement dated July 14, 2006 originally between Millennium Ethanol, LLC and Southeastern Electric Cooperative, Inc., as amended by Service Provider Consent and Amendment to Electric Service Agreement dated May 24, 2007, provided all such agreements and amendments thereto must be pre-approved by Lender in writing.

“Spare Parts” means Goods consisting of replacement parts: a) for Equipment that is located at the Plant and which Equipment is used by the Plant for the production of Ethanol or DGs; and b) that are usable at the Plant

“Start-Up and Testing Phase” shall have the meaning ascribed to it in the Asset Purchase Agreement.

“Subordination Agreement(s)” means any subordination agreement, intercreditor or similar agreement in which the Borrower is a party and which affects the Obligations including but not limited to the Intercreditor Agreement.

“Supporting Obligations” shall have the meaning given it under the UCC.

“Tax Distribution” or “Tax Distributions” shall mean quarterly Distributions to Members for the purpose of paying the quarterly estimated federal and state income tax payments required to be made by each Member of Borrower based upon the operations of the Borrower and the resulting federal and state tax liability of such Member attributable to Borrower’s operations in the assumed amount of 35%.

“Taxes” shall mean any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of South Dakota, provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Lender’s security interest in any collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of South Dakota, the term shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Unused Resolution Amount” means the Resolution Reserve minus the Resolution Amount.

“U.S. Bio” shall mean U.S. Bio Marion, LLC, a South Dakota limited liability company.

“Utility Provider” shall have the meaning ascribed to it in the Plant Loan and Security Agreement.

“Warrant” means the warrant issued by the Borrower in the form attached hereto as Exhibit C.

“Warrant Interests” means the membership interests of Borrower which the Warrant Participants have the right to have issued or which have been issued pursuant to the Warrant.

“Warrant Participants” shall mean collectively the Persons (a) who purchased a participating interest in the Revolving Loan and (b) who have not waived their interests in the Warrant pursuant to the terms of the Warrant, and their successors and assigns.

“Water Supply Agreements” shall have the meaning ascribed to it in the Plant Loan and Security Agreement.

“WIP” means Inventory that is work in process and is or will be Ethanol, Corn and Milo Inventory or DGs.

“Working Capital Assets” shall mean Accounts, Inventory, and Other Inventory.

          1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to the Lender pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with sound accounting practices and GAAP as used in the preparation of the financial statements of the Borrower on the date of this Agreement. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to the Lender hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Borrower will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, the Borrower will furnish financial statements in accordance with such changes, but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by the Borrower’s accountants.

          1.3 Other Terms Defined in UCC. All other capitalized words and phrases used herein and not otherwise specifically defined herein shall have the respective meanings assigned to such terms in the UCC, to the extent the same are used or defined therein.

          1.4 Other Interpretive Provisions.

(a)

The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word “Borrower” shall be so construed.

(b)

Section and Schedule references are to this Agreement unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)	The term “including” is not limiting, and means “including, without limitation”.

(d)

In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(e)

Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f)	To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Agreement, the provisions of this Agreement shall govern.

(g)

This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

2.
REVOLVING LOAN.

          2.1 Revolving Advances. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, commencing on the first Business Day following the Closing Date, the Lender agrees to make Revolving Advances at such times as the Borrower may request pursuant to the provisions of Section 2.3 until, but not including, the Funding Expiration Date, and in such amounts as the Borrower may from time to time request, provided, however, that (i) the aggregate principal balance of all Revolving Advances outstanding at any time shall not exceed the Borrowing Base Amount, (ii) the Lender need not make more than one Revolving Advance in any calendar week, and (iii) each request for a Revolving Advance shall be in an amount not less than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00). Revolving Advances made by the Lender may be repaid and, subject to the terms and conditions hereof, borrowed again up to, but not including the Funding Expiration Date unless the Revolving Advances are otherwise accelerated, terminated or extended as provided in this Agreement. The Revolving Advances shall be used by the Borrower for the purpose of working capital.

          2.2 Initial Revolving Advances. On the Closing Date, the Borrower authorizes the Lender to make a Revolving Advance in an amount sufficient to pay the entire amount of Cash Consideration.

          2.3 Procedure for Requesting a Revolving Advance. The Borrower agrees to comply with the following procedures in requesting Revolving Advances:

(a)

The Borrower shall make each request for a Revolving Advance to Lender before 11:00 a.m. (Minneapolis time) two (2) Business Days prior to the day of the requested Revolving Advance which Revolving Advance must be in a minimum of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00). Requests must be made in writing accompanied by a current Borrowing Base Certificate, and transmitted by facsimile or electronic mail to the following address specifying the date of the requested Revolving Advance and the amount thereof:

Dougherty Funding LLC
90 South Seventh Street
Suite 4300
Minneapolis, Minnesota 55402
Attn:    Karen Esbjornson
Email: kesbjornson@doughertymarkets.com
Facsimile: 612-317-2045
Telephone: 612-317-2178

(b)

Upon fulfillment of the applicable conditions set forth in Article 3, Lender will disburse such Revolving Advance by transmitting the amount of such Revolving Advance via Federal Reserve Wire Transfer to Borrower’s account at Collection Bank as follows unless the Lender and the Borrower shall agree in writing to another manner of disbursement:

United Bankers Bank
ABA Number: 091001322
Into: Farmers State Bank - Account Number: 2502029
For further credit to: Nugen Energy – Account Number 162785205
Notify on Receipt: Wire Department Chairwoman; Carol Nelson,
Farmers State Bank; Assistant Chair Vicky Russell

Upon Lender’s request, the Borrower shall promptly confirm each request for a Revolving Advance by executing and delivering an appropriate confirmation certificate to Lender. The Borrower shall repay all Revolving Advances even if the Lender does not receive such confirmation and even if the person requesting a Revolving Advance was not in fact authorized to do so. Any request for a Revolving Advance shall be deemed to be a representation by the Borrower that the conditions set forth in Article 3 have been satisfied as of the time of the request.

          2.4 Maximum Line Amount. The Maximum Line Amount will be $20,000,000 unless decreased in accordance with Section 2.21 or Section 6.25.

          2.5 Revolving Loan Interest. Except as otherwise provided in this Section 2.5, the principal amount of the Revolving Advances outstanding from time to time shall bear interest as follows:

(a)	Pay Rate. During the term of the Revolving Loan at a fluctuating per annum interest rate equal to 300 Basis Points plus LIBOR as it adjusts on each Interest Adjustment Date.

(b)

Default Rate. If an Event of Default occurs, then, at the option of the Lender, during the entire period during which such Event of Default shall occur and be continuing interest shall be payable on the Principal Balance at a per annum rate of interest equal to the lesser of (i) the maximum lawful rate of interest permitted to be paid on the Revolving Loan or (ii) 800 Basis Points plus LIBOR as it adjusts from time to time (“Default Rate”) whether or not the Lender has exercised its option to accelerate the maturity of the Revolving Loan and declare the entire Principal Balance due and payable.

          2.6 Revolving Loan Interest Payments. Except as otherwise provided, payments of interest under the Revolving Loan shall be payable as follows:

(a)	Prior to Maturity Date. Prior to Maturity Date, on the first day of each month, there shall be paid monthly payments of all accrued and unpaid interest on the Principal Balance.

(b)	Maturity Date. On the Maturity Date all accrued and unpaid interest shall be due and payable in full.

          2.7 Revolving Loan Principal Payments.

(a)

Revolving Loan Mandatory Payments at Maturity Date. All Revolving Advances hereunder shall be repaid by the Borrower on the Maturity Date, unless payable sooner pursuant to the provisions of this Agreement.

(b)

Mandatory Payments when Excess Amount of Revolving Advances Outstanding. In the event the aggregate outstanding principal balance of all Revolving Advances hereunder exceeds the Borrowing Base Amount, the Borrower shall, without notice or demand of any kind, immediately make such repayments of the Revolving Advances or take such other actions as are satisfactory to the Lender as shall be necessary to eliminate such excess.

          2.8 Payment of Accounts by Borrower’s Account Debtors. Borrower shall instruct all Account Debtors to make payments either directly to the lockbox for deposit by Collection Bank directly to the Collection Account, or instruct them to deliver such payments to the Collection Bank by wire transfer, ACH, or other means as Lender may direct for deposit to the Collection Account. Until the occurrence of an Event of Default, the Lender will direct the Collection Bank to transfer funds from the Collection Account to the Borrower’s Operating Account identified in Section 2.3(b) herein or any other Operating Account of the Borrower mutually agreeable in writing to both the Borrower and Lender within one (1) Business Day of receipt of funds within the Collection Account. Upon the occurrence of an Event of Default, the Lender may direct the Collection Bank (without any further consent or action by the Borrower) to cease immediately all transfers from the Collection Account to such Borrower’s Operating Account. At the time of such direction by Lender, Collection Bank will promptly transfer to Lender all funds in the Collection Account and all additional payments received in the Collection Account thereafter during the continuance of an Event of Default. If Borrower receives a payment or the Proceeds of Collateral directly, Borrower will promptly deposit the payment or Proceeds into the Collection Account. Until deposited, Borrower will hold all such payments and Proceeds in trust for the Lender without commingling with other funds or property. All deposits held in the Collection Account shall constitute Proceeds of Collateral and shall not constitute the payment of Indebtedness (as defined in Section 2.20).

          2.9 Discretionary Disbursements. The Lender, in its absolute discretion, may immediately upon notice to the Borrower, disburse any or all proceeds of the Revolving Loan made or available to the Borrower pursuant to this Agreement to pay any substantiated fees, costs, expenses or other amounts undisputedly required to be paid by the Borrower hereunder and not so paid. All monies so disbursed shall be a part of the Obligations, payable by the Borrower on demand from the Lender.

          2.10 Revolving Note. The Revolving Advance shall be evidenced by the Revolving Note. At the time of the initial assumption of a Revolving Advance and at each time any additional Revolving Advance shall be requested hereunder or a repayment made in whole or in part thereon, all of which shall be held, made, and received by the Lender and a notation thereof shall be made on the books and records of the Lender. All amounts recorded shall be, absent manifest error, conclusive and binding evidence of (i) the principal amount of the Revolving Advances advanced hereunder, (ii) any accrued and unpaid interest owing on the Revolving Advances, and (iii) all amounts repaid on the Revolving Advances. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrower under the Revolving Note to repay the correct and undisputed principal amount of the Revolving Advances, together with all interest accruing thereon.

          2.11 Interest Computation; Collection of Funds. Except as otherwise set forth herein, all interest and fees shall be calculated on the basis of a year consisting of 360 days and shall be paid for the actual number of days elapsed. If any payment to be made by the Borrower hereunder or under the Revolving Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment. Notwithstanding anything to the contrary contained herein, the final payment due under the Revolving Loan must be made by wire transfer or other immediately available funds. All payments made by the Borrower hereunder or under any of the Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under any of the Loan Documents (including any payment of Principal, interest, or fees) to, or for the benefit, of any Person shall be made by the Borrower free and clear of, and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

          2.12 Application of Payments. Any payments received by the Lender shall be applied (i) to any costs of collection, (ii) to any Late Charges, (iii) to interest, (iv) to Principal Balance and (v) if any advance has been made by the Lender under the terms of this Agreement or any Loan Documents to repay such advances plus interest thereon, all in such order and priority as the Lender shall determine. Upon an Event of Default any monies received shall, at the option and direction of the Lender, be applied to any sums due hereunder and any Loan Documents in such order and priority as the Lender shall determine.

          2.13 Late Charge. In the event that any payment required under the Revolving Note is not paid when due, the Borrower agrees to pay a late charge of $.04 per $1.00 of unpaid payment to defray the costs of the Lender incident to collecting such late payment (the “Late Charge”). Each Late Charge shall apply individually to all payments past due and there will be no daily pro rata adjustment. This provision shall not be deemed to excuse a late payment or be deemed a waiver of any other rights the Lender may have including the right to declare the entire unpaid principal and interest immediately due and payable.

          2.14 Unused Line Fee. For the purposes of this Section 2.14, “Unused Amount” means the Revolving Loan Commitment reduced by outstanding Revolving Advances. The Borrower agrees to pay to the Lender an unused line fee at the rate of one-quarter of one percent (0.25%) per quarter on the average daily Unused Amount from the date of this Agreement to and including the Funding Expiration Date, due and payable quarterly in arrears on the last day of each calendar quarter and on the Funding Expiration Date.

          2.15 Loan Fee. The Borrower agrees to pay to the Lender the Loan Fee which shall be paid in the following installments: a) $100,000 payable on the Closing Date (“Initial Loan Fee”); and b) the sum of $50,000 paid in 24 equally monthly installments of $2,083 each commencing on the first of day of the month following the date in which the Closing Date occurs and continuing on the first day of each month thereafter until the Lender has received the sum of $50,000.

          2.16 Intentionally Omitted.

          2.17 Intentionally Omitted.

          2.18 Taxes.

(a)

All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (collectively, “Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Lender hereunder, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to the Lender with respect to any Non-Excluded Taxes that are attributable to the Lender’s failure to comply with the requirements of subsection 2.18 (c).

(b)	The Borrower shall pay any Other Taxes to the relevant governmental authority in accordance with applicable law.

(c)

At the request of the Borrower and at the Borrower’s sole cost, Lender shall take reasonable steps to (i) contest its liability for any Non-Excluded Taxes or Other Taxes that have not been paid, or (ii) seek a refund of any Non-Excluded Taxes or Other Taxes that have been paid.

(d)

Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to a Lender a certified copy of an original official receipt received by the Borrower showing payment thereof in relation to the Lender. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence or if any governmental authority seeks to collect a Non-Excluded Tax or Other Tax directly from the Lender for any other reason, the Borrower shall indemnify the Lender on an after-tax basis for any incremental taxes, interest or penalties that may become payable by the Lender.

(e)	The agreements in this Section shall survive the satisfaction and payment of the Obligations and the termination of this Agreement.

          2.19 All Revolving Advances to Constitute Single Obligation. The Revolving Advances shall constitute one general obligation of the Borrower, and shall be secured by Lender’s priority security interest in and Lien upon all of the Collateral and by all other security interests, Liens, claims and encumbrances heretofore, now or at any time or times hereafter granted by the Borrower to Lender.

          2.20 Savings Clause. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than permitted under state law) and that this section shall control every other covenant and agreement in this Agreement and any other Loan Documents delivered in connection herewith. If the applicable law is ever judicially interpreted so as to render usurious any amount called for under the Revolving Note or under any other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the indebtedness evidenced by this Revolving Loan (“Indebtedness”), or if Lender’s exercise of the option to accelerate the maturity of the Revolving Note, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Borrower’s and Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited on the Principal Balance of the Revolving Note and all other Indebtedness (or, if the Revolving Note and all other Indebtedness have been or would thereby be paid in full, refunded to Borrower), and the provisions of the Revolving Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the Indebtedness shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Indebtedness until payment in full so that the rate or amount of interest on account of the Indebtedness does not exceed the maximum lawful rate from time to time in effect and applicable to the Indebtedness for so long as the Indebtedness is outstanding. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

          2.21 Warrant.

(a)	On the Escrow Closing Date, the Borrower will execute and deliver to the Warrant Participants the Warrant.

(b)	Intentionally Omitted.

(c)

The percentage of Warrant Interests that the Warrant Participants are entitled to acquire pursuant to the Warrant (which is expressed as a percentage of the total economic interests of the Borrower) will be reduced based on additional Investment Cash invested in the Borrower in accordance with the following terms and conditions:

(i)

The Borrower will notify the Lender at least five (5) Business Days in advance of the Borrower’s receipt of Investment Cash on account of Qualified Investments, and Borrower will provide reasonable evidence of the receipt thereof to the Lender upon Borrower’s receipt of such Investment Cash.

(ii)

No reduction of the percentage of Warrant Interests that the Warrant Participants are entitled to acquire pursuant to the Warrant (which is expressed as a percentage of the total economic interests of the Borrower) shall occur until the amount of the Investment Cash received by the Borrower on account of Qualified Investments equals $3,000,000. Upon the receipt of Investment Cash by the Borrower on account of Qualified Investments equal to $3,000,000, the percentage of Warrant Interests that the Warrant Participants are entitled to acquire pursuant to the Warrant (which is expressed as a percentage of the total economic interests of the Borrower) shall be reduced to 28.0% of the total economic interests of the Borrower. By way of example, in the event the Warrant Interests were originally 49 Class C Units of Borrower (which represents the right to acquire 49% of the economic interests of the Borrower), upon the receipt of Investment Cash by Borrower on account of Qualified Investments equal to

$3,000,000, the Warrant Interests that the Warrant Participants would be entitled to acquire pursuant to the Warrant would be reduced to 28 Class C Units of Borrower (which represents the right to acquire 28% of the economic interests of the Borrower).

(iii)

Once the amount of Investment Cash received by the Borrower on account of Qualified Investments equals $3,000,000, additional Investment Cash received by the Borrower on account of Qualified Investments must be in increments of $142,857.

(iv)

For each $142,857 increment of Investment Cash actually received by the Borrower in excess of $3,000,000, the percentage of Warrant Interests that the Warrant Participants are entitled to acquire pursuant to the Warrant (which is expressed as a percentage of the total economic interests of the Borrower) shall be reduced by 1.0% of the total economic interests of the Borrower. By way of example, in the event the Warrant Interests are originally 49 Class C Units and are reduced to 28 Class C Units in accordance with Section 2.21(c)(ii), each $142,857 increment of Investment Cash actually received by the Borrower in excess of $3,000,000 would reduce the number of Warrant Interests that the Warrant Participants would be entitled to acquire pursuant to the Warrant by 1 Class C Unit.

(v)

Any amount of Investment Cash received by the Borrower up to $4,000,000 may be retained by the Borrower or used by the Borrower to repay Revolving Advances or Principal on the Plant Loan. The next $3,000,000 of Investment Cash received by the Borrower (after the $4,000,000 described in the preceding sentence) must be paid directly to the Plant Lender to prepay the Plant Loan. Any additional Investment Cash received by the Borrower in excess of an aggregate of $7,000,000 may be retained by the Borrower or used by the Borrower to prepay any outstanding Revolving Advances or the Plant Loan at the Borrower’s discretion.

(vi)

Upon receipt of any amount of Investment Cash by the Borrower up to $4,000,000 pursuant to the first sentence of Section 2.21(c)(v), the Maximum Line Amount will be immediately and permanently reduced by the amount of such Investment Cash up to $4,000,000 for a Maximum Line Amount of not less than $16,000,000. In the event the Revolving Advances outstanding are in excess of the Maximum Line Amount after any reductions of the Maximum Line Amount pursuant to this Section 2.21(c)(vi), any amount of Investment Cash received by the Borrower up to the actual amount of Revolving Advances outstanding in excess of the Maximum Line Amount after the reduction of the Maximum Line Amount pursuant to this Section 2.21(c)(vi) must be paid directly to the Lender to the extent of any such outstanding Revolving Advances and will be applied to such outstanding Revolving Advances.

	(vii)	Qualified Investments must be made on or before the first anniversary of the Closing Date.

(d)

The Borrower agrees to provide to Lender full, complete, and correct copies of each certificate provided to the Warrant Participants pursuant to the Warrant that relates to any amendment, restatement, or amendment and restatement of the exercise price and/or the number of Class C Units purchasable by any Warrant Participant upon exercise of the Warrant.

          2.22 Revolving Advances to Pay Obligations. Notwithstanding the terms of Section 2.1 herein, the Lender may, in its discretion at any time or from time to time, without the Borrower’s request and even if the conditions precedent to obtain a Revolving Advance would not be then satisfied, make a Revolving Advance in an amount equal to (i) the portion of the Obligations from time to time due and payable and (ii) any amount payable to Fagen, Inc. by the Borrower that is required both to maintain or to ensure the effectiveness of the ICM License and to cure all defaults under the Fagen Contract as of the Closing Date.

3.
CONDITIONS OF BORROWING.

          3.1 Notwithstanding any other provision of this Agreement, the Lender shall not be required to disburse, make or continue all or any portion of the Revolving Advances if any of the following conditions shall have occurred.

(a)

Delivery of Loan Documents. The Borrower shall have failed to execute and deliver to the Lender any of the following Loan Documents, all of which must be satisfactory to the Lender and the Lender’s counsel in form, substance and execution:

	(i)	Revolving Credit and Security Agreement. This Agreement duly executed by the Borrower.

	(ii)	Revolving Note. The Revolving Note duly executed by the Borrower, in the form prepared by and acceptable to the Lender.

(iii)

Collateral Access Agreement. Collateral Access Agreements dated as of the date of this Agreement, from the owner, lessor or mortgagee, as the case may be, of any real estate whereon any Collateral is stored or otherwise located, in the form prepared by and acceptable to the Lender.

	(iv)	Borrowing Base Certificate. A Borrowing Base Certificate in the form prepared by the Lender, certified as accurate by the Borrower and acceptable to the Lender in its absolute discretion.

(v)	Lockbox Agreement. A lockbox agreement dated as of the date of this Agreement, executed by the Borrower, the Collection Bank and the Lender.

(vi)	Control Agreement. Control Agreements executed by the Lender, the Borrower and the Collection Bank (or such other banks as Lender in its sole discretion may approve).

(vii)

Search Results; Lien Terminations. Copies of UCC search reports dated such a date as is reasonably acceptable to the Lender, listing all effective financing statements which name the Borrower, under its present names and any previous names, as debtors, together with (i) copies of such financing statements, (ii) payoff letters evidencing repayment in full of all existing Debt to be repaid with the Revolving Advances, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with UCC or other appropriate termination statements and documents effective to evidence the foregoing (other than Permitted Liens), and (iii) such other UCC termination statements as the Lender may reasonably request.

(viii)

Organizational and Authorization Document. Copies of (i) the articles of organization and limited liability company agreement of the Borrower; (ii) resolutions of the members of the Borrower approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; (iii) signature and incumbency certificates of the members of the Borrower, executing any of the Loan Documents, each of which the Borrower hereby certifies to be true and complete, and in full force and effect without modification, it being understood that the Lender may conclusively rely on each such document and certificate until formally advised by the Borrower of any changes therein; and (iv) good standing certificates in the state of formation of the Borrower and in each other state requested by the Lender.

(ix)

Insurance. Evidence satisfactory to the Lender of the existence of insurance required to be maintained pursuant to Section 6.6, together with evidence that the Lender has been named as a lender’s loss payee on all related insurance policies.

(x)	Intercreditor and Collateral Priority Agreement. The Intercreditor and Collateral Priority Agreement, duly executed by Lender and Plant Lender, in the form prepared by and acceptable to the Lender.

	(xi)	Escrow Agreement. The Escrow Agreement dated as of the date of this Agreement executed by and among Borrower, Lender, Seller, Central Farmers Cooperative, and Escrow Agent.

(xii)

Additional Documents. Such other certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other documents which are provided for hereunder or which the Lender shall require.

	(xiii)	Flood Certification. Evidence satisfactory to Lender that the Plant is not located in the flood plain.

	(xiv)	Opinion. Prior to the Loan Closing, Borrower shall furnish such opinions of counsel as Lender may require in connection with the matters contemplated by this Agreement.

	(xv)	Plant Loan Documents. Copies of the executed Plant Loan Documents.

(xvi)

Third Party Consents. Consents of each third party to the Operating Agreements consenting to the collateral assignment of such documents to Lender, to the extent required to be received by Plant Lender pursuant to the Plant Loan and Security Agreement prior to the Closing Date.

	(xvii)	Mortgage. Copies of the executed Mortgage.

(xviii)

Sale Documents. All documents sufficient to satisfy the Lender that Borrower has acquired substantially all of the assets of Seller free and clear of liens and interests including but not limited to the Plant.

	(xix)	Warrant. The Warrant executed by the Borrower.

(b)

Delivery of Escrow Release Direction. The Borrower shall have failed to execute and deliver to Lender and Escrow Agent on or before the Closing Date the Escrow Release Notice which directs the Escrow Agent to deliver the executed originals of this Agreement, the Revolving Note and the other Loan Documents to the Lender and directs the Escrow Agent to deliver the Asset Purchase Agreement and all related documents to Seller and Borrower as appropriate.

(c)	Asset Purchase Agreement. The closing of the transactions contemplated by the Asset Purchase Agreement shall not have occurred.

(d)

Delivery of Loan Documents The Escrow Agent shall have failed to deliver to the Lender on or before the Closing Date the executed originals of this Agreement, the Revolving Note and the other Loan Documents and /or the Escrow Agent shall have failed to deliver to the Borrower and the

Seller on or before the Closing Date the Asset Purchase Agreement and all related documents.

(e)

Delivery of Equity Investment. On or before the Escrow Closing Date, the Borrower shall have failed to cause Central Farmers Cooperative to deliver to the Escrow Agent the sum of Two Million and 00/100 Dollars ($2,000,000.00) pursuant to the Escrow Agreement (“Equity Investment”).

(f)

Delivery of Resolution Reserve. On or before the Escrow Closing Date, the Borrower shall have failed to deliver to the Escrow Agent the sum of One Million and 00/100 Dollars ($1,000,000.00) pursuant to the Central Farmers Escrow Agreement (the “Resolution Reserve”).

(g)	Delivery of Equity Investment to Borrower. The Escrow Agent shall have failed to deliver to the Borrower the Equity Investment.

(h)	Event of Default. Any Event of Default shall have occurred and be continuing that has not been waived by Lender in writing.

(i)	Material Adverse Effect. The occurrence of any event having a Material Adverse Effect upon the Borrower.

(j)	Litigation. Any litigation or governmental proceeding shall have been instituted against the Borrower having a Materially Adverse Effect upon the Borrower.

(k)

Representations and Warranties. Any representation or warranty of the Borrower contained herein or in any Loan Document shall be untrue or incorrect as of the date of any Revolving Advance as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date.

(l)

Governmental Requirements and Approvals. All regulatory approvals required for the operation of the Plant as of the date of the Revolving Advance shall not have been issued without conditions unacceptable to the Lender and copies thereof provided to Lender except for the Soil Stabilization Requirements if, at the time of such Revolving Advance, any applicable deadline with respect to such Soil Stabilization Requirements has not occurred.

(m)	Intentionally Omitted.

(n)	Intentionally Omitted.

(o)

Title Insurance. The Borrower shall have failed to deliver to Lender a title policy in form and substance acceptable to Lender, with all such endorsements as Lender may deem appropriate or desirable insuring that the Mortgage is perfected lien in the Premises senior to all other liens and interests except for the mortgage securing the Plant Loan.

(p)	Loan Fee. The Borrower shall have failed to pay to the Lender the Initial Loan Fee in immediately available funds.

(q)	Fagen Agreement. The Borrower shall have failed to enter into an agreement with Fagen, Inc. that addresses how the Borrower will cure the defaults continuing under the Fagen Contract.

4.
SECURITY FOR THE OBLIGATIONS.

          4.1 Grant of Security Interest. To secure the prompt payment and performance of the Obligations, Borrower hereby grants a continuing security interest in and Lien upon all assets of Borrower, including all of the following property (all of which property whether now owned or hereafter acquired and wherever located, along with the products and proceeds therefrom, are individually and collectively referred to as the “Collateral”):

(i)	all Accounts;

(ii)	all Inventory;

(iii)	the Collection Account;

(iv)	the Operating Account;

(v)	all Chattel Paper;

(vi)	all Deposit Accounts;

(vii)	all Documents;

(viii)	all Equipment;

(ix)	all Fixtures;

(x)	all General Intangibles;

(xi)	all Instruments;

(xii)	all Investment Property;

(xiii)	all Letter-of-Credit Rights;

(xiv)	the Plant and Premises;

(xv)	FF&E Reserve;

(xvi)	all Commercial Tort Claims;

(xvii)	all Supporting Obligations;

(xviii)

all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(xix)	all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

          4.2 Possession and Transfer of Collateral. Unless an Event of Default exists hereunder, the Borrower shall be entitled to possession or use of the Collateral other than as otherwise provided for in this Agreement. The cancellation or surrender of the Revolving Note, upon payment or otherwise, shall not affect the right of the Lender to retain the Collateral for any other of the Obligations. The Borrower shall not sell, assign (by operation of law or otherwise), license, lease or otherwise dispose of, or grant any option with respect to any of the Collateral, except that the Borrower may sell Inventory and worn, damaged, or obsolete Equipment in the ordinary course of business.

          4.3 Financing Statements. The Borrower shall, at the Lender’s request, at any time and from time to time, execute and deliver to the Lender such financing statements, amendments and other documents and do such acts as the Lender deems necessary in order to establish and maintain valid, attached and perfected first priority security interests in the Collateral which is Inventory, Accounts and the proceeds thereof, including without limitation Corn and Milo Inventory, DGs, Ethanol and Accounts arising therefrom, in favor of the Lender, free and clear of all Liens and claims and rights of third parties whatsoever, except Permitted Liens. The Borrower hereby irrevocably authorizes the Lender at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto without the signature of the Borrower that (a) indicate the Collateral (i) is comprised of all assets of the Borrower or words of similar effect, regardless of whether any particular asset comprising a part of the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed, or (ii) as being of an equal or lesser scope or within greater detail as the grant of the security interest set forth herein, and (b) contain any other information required by Section 5 of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrower is an organization, the type of organization and any Organizational Identification Number issued to the Borrower, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of the real property to which the Collateral relates. The Borrower hereby agrees that a photocopy or other reproduction of this Agreement is sufficient for filing as a financing statement and the Borrower authorizes the Lender to file this Agreement as a financing statement in any jurisdiction. The Borrower agrees to furnish any such information to the Lender promptly upon request. The Borrower further ratifies and affirms its authorization for any financing statements and/or amendments thereto, executed and filed by the Lender in any jurisdiction prior to the date of this Agreement. In addition, the Borrower shall make appropriate entries on its books and records disclosing the Lender’s security interests in the Collateral.

          4.4 Preservation of the Collateral. The Lender may, but is not required, to take such actions from time to time as the Lender deems appropriate to maintain or protect the Collateral. The Lender shall have exercised reasonable care in the custody and preservation of the Collateral if the Lender takes such action as the Borrower shall reasonably request in writing which is not inconsistent with the Lender’s status as a secured party, but the failure of the Lender to comply with any such request shall not be deemed a failure to exercise reasonable care; provided, however, the Lender’s responsibility for the safekeeping of the Collateral shall (i) be deemed reasonable if such Collateral is accorded treatment substantially equal to that which the Lender accords its own property, and (ii) not extend to matters beyond the control of the Lender, including acts of God, war, insurrection, riot or governmental actions. In addition, any failure of the Lender to preserve or protect any rights with respect to the Collateral against prior or third parties, or to do any act with respect to preservation of the Collateral, not so requested by the Borrower, shall not be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral. The Borrower shall have the sole responsibility for taking such action as may be necessary, from time to time, to preserve all rights of the Borrower and the Lender in the Collateral against prior or third parties. Without limiting the generality of the foregoing, where Collateral consists in whole or in part of securities, the Borrower represents to, and covenants with, the Lender that the Borrower has made arrangements for keeping informed of changes or potential changes affecting the securities (including rights to convert or subscribe, payment of dividends, reorganization or other exchanges, tender offers and voting rights), and the Borrower agrees that the Lender shall have no responsibility or liability for informing the Borrower of any such or other changes or potential changes or for taking any action or omitting to take any action with respect thereto.

          4.5 Other Actions as to any and all Collateral. The Borrower further agrees to take any other action reasonably requested by the Lender to ensure the attachment, perfection and first priority of, and the ability of the Lender to enforce, the Lender’s security interest in any and all of the Collateral which is Inventory, Accounts or the proceeds thereof, including without limitation Corn and Milo Inventory, DGs, Ethanol and Accounts arising therefrom, including (a) causing the Lender’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Lender to enforce, the Lender’s security interest in such Collateral, (b) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Lender to enforce, the Lender’s security interest in such Collateral, (c) obtaining governmental and other third party consents and approvals, including any consent of any licensor, lessor or other Person obligated on Collateral, (d) obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Lender, and (e) taking all actions required by the UCC in effect from time to time or by other law, as applicable in any relevant UCC jurisdiction, or by other law as applicable in any foreign jurisdiction. The Borrower further agrees to indemnify and hold the Lender harmless against claims of any Persons not a party to this Agreement concerning disputes arising over the Collateral.

          4.6 Collateral in the Possession of a Warehouseman or Bailee. If any of the Collateral at any time is in the possession of a warehouseman or bailee, the Borrower shall promptly notify the Lender thereof, and shall promptly obtain a Collateral Access Agreement. The Lender agrees with the Borrower that the Lender shall not give any instructions to such warehouseman or bailee pursuant to such Collateral Access Agreement unless an Event of

Default has occurred and is continuing, or would occur after taking into account any action by the Borrower with respect to the warehouseman or bailee.

          4.7 Letter-of-Credit Rights. If the Borrower at any time is a beneficiary under a letter of credit now or hereafter issued in favor of the Borrower to secure payment of an Account, the Borrower shall promptly notify the Lender thereof and, at the request and option of the Lender, the Borrower shall, pursuant to an agreement in form and substance satisfactory to the Lender, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Lender of the proceeds of any drawing under the letter of credit, or (ii) arrange for the Lender to become the transferee beneficiary of the letter of credit, with the Lender agreeing, in each case, that the proceeds of any drawing under the letter to credit are to be applied as provided in this Agreement.

          4.8 Electronic Chattel Paper and Transferable Records. If the Borrower at any time holds or acquires an interest in any electronic chattel paper or any “transferable record”, as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Borrower shall promptly notify the Lender thereof and, at the request of the Lender, shall take such action as the Lender may reasonably request to vest in the Lender control under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Lender agrees with the Borrower that the Lender will arrange, pursuant to procedures satisfactory to the Lender and so long as such procedures will not result in the Lender’s loss of control, for the Borrower to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control.

          4.9 Administration of Inventory.

(a)

Records and Reports of Inventory. Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Lender inventory reports in form reasonably satisfactory to Lender, on such periodic basis as Lender may request. Borrower shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Lender when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Lender a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Lender may request. Lender may participate in and observe each inventory or physical count.

(b)

Records and Schedules of Equipment. Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Lender, on such periodic basis as Lender may request, a current schedule thereof, in form satisfactory to

Lender. Promptly upon request, Borrower shall deliver to Lender evidence of its ownership or interests in any Equipment.

(c)

Dispositions of Equipment. Borrower shall not sell, lease or otherwise dispose of any Equipment, without the prior written consent of Lender, other than replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens.

          4.10 Business Purpose. Any Collateral installed in or used in the Premises are to be used by the Borrower solely for Borrower’s business purposes and such Collateral will be kept on the Premises and will not be removed therefrom without the consent of the Lender and may be affixed to such buildings but will not be affixed to any other real estate.

          4.11 Remedies Not Cumulative. The exercise of any one or more of the remedies provided for under the UCC shall not be construed as a waiver of any of the other rights of the Lender including having any Collateral deemed part of the realty upon any foreclosure thereof. If notice to any party of the intended disposition of the Collateral is required by law in a particular instance, such notice shall be deemed commercially reasonable if given at least ten (10) days prior to such intended disposition and may be given by advertisement in a newspaper accepted for legal publications either separately or as part of a notice given to foreclose the real property or may be given by private notice if such parties are known to Lender. Borrower will on demand deliver all financing statements that may from time to time be required by Lender to establish, perfect and continue the priority of Lender’s security interest in the Collateral and shall pay all expenses incurred by Lender in connection with the renewal, continuation or extensions of any financing statements executed in connection with the Premises; and shall give advance written notice of any proposed change in Borrower’s name, identity or structure and will execute and deliver to Lender prior to or concurrently with such change all additional financing statements that Lender may require to establish and perfect the priority of Lender’s security interest.

          4.12 Notification of Account Debtors and Other Obligors. The Lender may at any time after an Event of Default notify any Account Debtor or other person obligated to pay the amount due that such right to payment has been assigned or transferred to the Lender for security and shall be paid directly to the Lender. The Borrower will join in giving such notice if the Lender so requests. At any time after the Borrower or the Lender gives such notice to an Account Debtor or other obligor, the Lender may, but need not, in the Lender’s name or in the Borrower’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such Account Debtor or other obligor.

          4.13 Assignment of Insurance. As additional security for the payment and performance of the Loan, the Borrower hereby assigns to the Lender any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of the Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and the Borrower hereby directs the issuer of any such policy to pay all such monies directly to the Lender. At any time the Lender may (but need not), in the Lender’s name or in the Borrower’s name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy.

          4.14 License. Without limiting the generality of any other Loan Document, the Borrower hereby grants to the Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of the Borrower for the purpose of: (a) producing Ethanol, DGs and CO2 from the Plant and (b) selling, leasing or otherwise disposing of any or all Collateral.

          4.15 Collateral. This Agreement does not contemplate a sale of Accounts, contract rights or Chattel Paper, and, as provided by law, the Borrower is entitled to any surplus and shall remain liable for any deficiency. The Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral. The Lender shall not be obligated to preserve any rights the Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application. The Lender has no obligation to clean-up or otherwise prepare the Collateral for sale. The Borrower waives any right it may have to require the Lender to pursue any third person for any of the Obligations.

5.
REPRESENTATIONS AND WARRANTIES.

          To induce the Lender to make the Revolving Advances, the Borrower makes the following representations and warranties to the Lender, each of which shall survive the execution and delivery of this Agreement:

          5.1 Borrower Organization and Name. The Borrower is a limited liability company duly organized, existing and in good standing under the laws of the State of South Dakota, with full and adequate power to carry on and conduct its business as presently conducted. The Borrower is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect. The Borrower’s Organizational Identification Number is DL018294. The exact legal name of the Borrower is as set forth in the first paragraph of this Agreement, and the Borrower currently does not conduct, nor has it during the last five (5) years conducted, business under any other name or trade name.

          5.2 Authorization. The Borrower has full right, power and authority to enter into this Agreement, to make the borrowings and execute and deliver the Loan Documents as provided herein and to perform all of its duties and obligations under this Agreement and the other Loan Documents. The execution and delivery of this Agreement and the other Loan Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the articles of organization of the

Borrower. All necessary and appropriate action has been taken on the part of the Borrower to authorize the execution and delivery of this Agreement and the Loan Documents.

          5.3 Validity and Binding Nature. This Agreement and the other Loan Documents are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

          5.4 Consent; Absence of Breach. The execution, delivery and performance of this Agreement, the other Loan Documents and any other documents or instruments to be executed and delivered by the Borrower in connection with the Revolving Advances, and the borrowings by the Borrower hereunder, do not and will not (a) require any consent, approval, authorization of, or filings with, notice to or other act by or in respect of, any governmental authority or any other Person (other than any consent or approval which has been obtained and is in full force and effect); (b) conflict with (i) any provision of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority, (ii) the articles of organization of the Borrower, or (iii) any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Borrower or any of its properties or assets; or (c) require, or result in, the creation or imposition of any Lien on any asset of Borrower, other than Liens in favor of the Lender created pursuant to this Agreement.

          5.5 Ownership of Properties; Liens. The Borrower is the sole owner of all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like), other than Permitted Liens.

          5.6 Intellectual Property. The Borrower owns and possesses or has a license or other right to use all Intellectual Property, as are necessary for the conduct of the businesses of the Borrower, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect upon the Borrower, and no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property nor does the Borrower know of any valid basis for any such claim.

          5.7 Financial Statements. All financial statements submitted to the Lender have been prepared in accordance with sound accounting practices and GAAP on a basis, except as otherwise noted therein, consistent with the previous fiscal year and present fairly the financial condition of the Borrower and the results of the operations for the Borrower as of such date and for the periods indicated. Since the date of the most recent financial statement submitted by the Borrower to the Lender, there has been no change in the financial condition or in the assets or liabilities of the Borrower having a Material Adverse Effect on the Borrower.

          5.8 Litigation and Contingent Liabilities. There is no litigation, arbitration proceeding, demand, charge, claim, petition or governmental investigation or proceeding pending, or threatened, against the Borrower, which, if adversely determined, might reasonably be expected to have a Material Adverse Effect upon the Borrower. The Borrower has no material guarantee obligations, contingent liabilities, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not fully-reflected or fully reserved for in the most recent audited financial statements delivered pursuant to Article 6 or fully-reflected or fully reserved for in the most recent quarterly financial statements delivered pursuant to Article 6 and not permitted by Section 7.1.

          5.9 Event of Default. No Event of Default exists or would result from the incurrence by the Borrower of any of the Obligations hereunder or under any of the other Loan Document, and the Borrower is not in default (without regard to grace or cure periods) under any other contract or agreement to which it is a party.

          5.10 Adverse Circumstances. No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which (a) would have a Material Adverse Effect upon the Borrower, or (b) would constitute an Event of Default.

          5.11 Environmental Laws and Hazardous Substances. The Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Substances, on or off any of the premises of the Borrower (whether or not owned by it) in any manner which at any time violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder. The Borrower will comply in all material respects with all Environmental Laws and will obtain all licenses, permits certificates, approvals and similar authorizations thereunder. There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or, to the best of the Borrower’s knowledge, threatened, and the Borrower shall immediately notify the Lender upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice, and shall take prompt and appropriate actions to respond thereto, with respect to any non-compliance with, or violation of, the requirements of any Environmental Law by the Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material or any other environmental, health or safety matter, which affects the Borrower or its business, operations or assets or any properties at which the Borrower has transported, stored or disposed of any Hazardous Substances. The Borrower has no material liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Substances or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material. The Borrower further agrees to allow the Lender or its agent access to the properties of the Borrower to confirm compliance with all Environmental Laws, and the Borrower shall, following determination by the Lender that there is non-compliance, or any condition which requires any action by or on behalf of the Borrower in order to avoid any non-compliance, with any Environmental Law, at the Borrower’s sole expense, cause an independent environmental engineer acceptable to the Lender to conduct such tests of the relevant site as are appropriate, and prepare and deliver a report setting forth the result of such tests, a proposed plan for remediation and an estimate of the costs thereof.

          5.12 Solvency, etc. As of the date hereof, and immediately prior to and after giving effect to the issuance of each Revolving Advance hereunder and the use of the proceeds thereof, the Borrower is Solvent, and (a) the Borrower is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (b) the Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (c) the Borrower is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

          5.13 ERISA.

(a)

Neither the Borrower nor any ERISA Affiliate as of the date hereof (i) maintains, contributes to or has any liability to contribute to any Pension Plan or has within the preceding five years made or accrued such contributions or had such liability, (ii) contributes to or has any liability to contribute to any Multiemployer Plan or has within the preceding five years made or accrued such contributions or had such liability or (iii) provides or has any material liability to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC or applicable state law).

(b)

Except as disclosed on Schedule 5.13, neither the Borrower nor any ERISA Affiliate (i) has knowledge that the Borrower or the ERISA Affiliate is not in material compliance with the requirements of ERISA, the IRC, or state law with respect to any Employee Benefit Plan, (ii) has knowledge that a Reportable Event occurred or continues to exist in connection with any Pension Plan, or (iii) sponsors an Employee Benefit Plan that it intends to maintain as qualified under the IRC that is not so qualified, and no fact or circumstance exists which may have a material adverse effect on such Employee Benefit Plan’s tax qualified status.

(c)

Except as, in the aggregate, does not have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has liability for any (i) accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Pension Plan, whether or not waived, (ii) withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan under Section 4201 or 4243 of ERISA, or (iii) event or circumstance which could result in financial obligation to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Employee Benefit Plan (other than routine claims for benefits under the Employee Benefit Plan).

          5.14 Labor Relations. Except as could not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes, lockouts or other labor disputes against the Borrower or threatened, (ii) hours worked by and payment made to employees of the Borrower have not been in violation of the Fair Labor Standards Act, as amended, or any other applicable law, and (ii) no unfair labor practice complaint is pending against the Borrower or threatened before any governmental authority.

          5.15 Security Interest. This Agreement creates a valid security interest in favor of the Lender in the Collateral and, when properly perfected by filing in the appropriate jurisdictions, or by possession or control of such Collateral by the Lender or delivery of such Collateral to the Lender, shall constitute a valid, perfected, first-priority security interest in such Collateral which is Inventory, Accounts and the proceeds thereof, including without limitation Corn and Milo Inventory, DGs, Ethanol and Accounts arising therefrom, and no worse than a third priority as to the Lien on any other collateral, subject to the terms and conditions of the Intercreditor Agreement.

          5.16 Lending Relationship. The relationship hereby created between the Borrower and the Lender is and has been conducted on an open and arm’s length basis in which no fiduciary relationship exists, and the Borrower has not relied and is not relying on any such fiduciary relationship in executing this Agreement and in consummating the Revolving Loan. The Lender represents that it will receive the Revolving Note payable to its order as evidence of a bank loan.

          5.17 Business Loan. The Revolving Advances, including interest rate, fees and charges as contemplated hereby, (i) are an exempted transaction under the Truth In Lending Act, 12 U.S.C. 1601 et seq., as amended from time to time, and (ii) do not, and when disbursed shall not, violate the provisions of the South Dakota usury laws, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, the Borrower or any property securing the Revolving Advances.

          5.18 Taxes. The Borrower has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes, governmental charges and assessments due and payable with respect to such returns, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, are insured against or bonded over to the satisfaction of the Lender and the contesting of such payment does not create a Lien on the Collateral which is not a Permitted Lien. There is no controversy or objection pending, or threatened in respect of any tax returns of the Borrower. The Borrower has made adequate reserves on its books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable.

          5.19 Compliance with Regulation U. No portion of the proceeds of the Revolving Advances shall be used by the Borrower, or any Affiliate of the Borrower, either directly or indirectly, for the purpose of purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System or any successor thereto.

          5.20 Governmental Regulation. The Borrower is not, or after giving effect to any loan, will not be, subject to regulation under the Federal Power Act, the ICC Termination Act of 1995 or the Investment Company Act of 1940, each as amended from time to time, or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

          5.21 Bank Accounts. The Borrower has no other Deposit Accounts except those listed on Schedule 5.21 attached hereto. All such Deposit Accounts (and any other bank accounts of Borrower) shall be maintained at a financial institution as Lender and its participants shall determine.

          5.22 Place of Business. The principal place of business and books and records of the Borrower is set forth in the preamble to this Agreement, and the location of all Collateral, if other than at such principal place of business, is as set forth on Schedule 5.22 attached hereto and made a part hereof, and the Borrower shall promptly notify the Lender of any change in such location. The Borrower will not remove or permit the Collateral to be removed from such location without the prior written consent of the Lender, except for (i) Inventory and (ii) worn-out, damaged, or obsolete Equipment in the amount permitted under Section 7.10 herein, in each case if sold or disposed of in the usual and ordinary course of the Borrower’s business.

          5.23 Complete Information. This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials and information heretofore or contemporaneously herewith furnished in writing by the Borrower to the Lender for purposes of, or in connection with, this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Borrower to the Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Lender that any projections and forecasts provided by the Borrower are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

6.
AFFIRMATIVE COVENANTS.

          6.1 Borrower Existence. The Borrower shall at all times (a) preserve and maintain its existence and good standing in the jurisdiction of its organization, (b) preserve and maintain its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect), and (c) continue as a going concern in the business which the Borrower is presently conducting.

          6.2 Compliance With Laws. The Borrower shall use the proceeds of the Revolving Advances for working capital and other general corporate or business purposes not in contravention of any requirements of law and not in violation of this Agreement, and shall comply in all respects, including the conduct of its business and operations and the use of its properties and assets, with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect.

          6.3 Office of Foreign Asset Control. Borrower represents and warrants that neither Borrower nor any of its respective Affiliates is a Prohibited Person (as defined below) and Borrower and all of its respective Affiliates are in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury. At all times throughout the term of the Revolving Loan and until it is fully repaid, Borrower and all of its respective Affiliates shall: (i) not be a

Prohibited Person; and (ii) be in full compliance with all applicable orders, rules, regulations and recommendations of the OFAC of the U.S. Department of the Treasury.

          The term “Prohibited Person” shall mean any person or entity:

(i)

listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(ii)	that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)	with whom Lender are prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(iv)	who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v)

that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, www.ustreas.gov/offices/enforcement/ofac , or at any replacement website or other replacement official publication of such list; or

(vi)	who is an Affiliate of or affiliated with a person or entity listed above; or

(vii)	who is a “disregarded entity” as defined in IRS Regulation 1.1445-2(b)(2)(iii) and whose owner falls within any of subsections (i) through (vi) above.

          The term “Affiliate,” as used in this Section 6.3, shall mean as to any person or entity, any other person or entity that, directly or indirectly, is in control of, is controlled by or is under common control with such person or entity or is a director or officer of such person or entity or of an Affiliate of such person or entity. As used in the definition of “Affiliate” for purposes of this Section 6.3, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise.

          6.4 Payment of Taxes and Liabilities. The Borrower shall pay and discharge, prior to delinquency and before penalties accrue thereon, all property and other taxes, and all governmental charges or levies against it or any of the Collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require the Borrower to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any of the Collateral, such contest proceedings stay the foreclosure of such Lien or the sale of any portion of the Collateral to satisfy such claim.

          6.5 Maintain Property. The Borrower shall at all times maintain, preserve and keep its Plant, properties and Equipment, including any Collateral, in good repair, working order and condition, and shall from time to time make all necessary and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be fully preserved and maintained. The Borrower shall permit the Lender to examine and inspect such Plant, properties and Equipment, including any Collateral, at all reasonable times.

          6.6 Maintain Insurance. The Borrower shall at all times maintain with insurance companies reasonably acceptable to the Lender, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, including employers’, public and professional liability risks, as is customarily maintained by companies similarly situated, and shall have insured amounts no less than, and deductibles no higher than, are reasonably acceptable to the Lender. The Borrower shall furnish to the Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Borrower, which shall be reasonably acceptable in all respects to the Lender. The Borrower shall cause each issuer of an insurance policy to provide the Lender with an endorsement (i) showing the Lender as loss payee with respect to each policy of property or casualty insurance; and (ii) providing that thirty (30) days notice will be given to the Lender prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy. The Borrower shall execute and deliver to the Lender a collateral assignment, in form and substance satisfactory to the Lender, of each business interruption insurance policy maintained by the Borrower.

          In the event the Borrower either fails to provide the Lender with evidence of the insurance coverage required by this Section or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then the Lender, without waiving or releasing any obligation or default by the Borrower hereunder, may at any time (but shall be under no obligation to so act), obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto, which the Lender deems advisable. This insurance coverage (a) may, but need not, protect the Borrower’s interests in such property, including the Collateral, and (b) may not pay any claim made by, or against, the Borrower in connection with such property, including the Collateral. The Borrower may later cancel any such insurance purchased by the Lender, but only after providing the Lender with evidence that the Borrower has obtained the insurance coverage required by this Section. If the Lender purchases insurance for the Collateral, the Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the principal amount of the Revolving Advances owing hereunder. The costs of the insurance may be more than the cost of the insurance the Borrower may be able to obtain on its own.

          6.7 ERISA Covenants.

(a)

Neither the Borrower nor any ERISA Affiliate will, without giving prior written notice to the Lender, (i) adopt, create, assume or become a party to any Pension Plan, (ii) incur any obligation to contribute to any Multiemployer Plan, (iii) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (iv) amend any Pension Plan in a manner that would materially increase its funding obligations.

(b)

The Borrower represents, warrants and covenants that it is acting on its own behalf and that as of the date hereof it is not an Employee Benefit Plan, and the assets of the Borrower do not constitute “plan assets” of one or more such Employee Benefit Plans within the meaning of Department of Labor Regulation Section 2510.3-101. The Borrower also represents, warrants and covenants that it will not be reconstituted as an Employee Benefit Plan or as an entity whose assets constitute “plan assets”.

(c)

(i) Promptly upon discovery, and in any event within 30 days after the Borrower knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, the Borrower will provide written notice to the Lender of the Reportable Event in detail and the actions which the Borrower proposes to take to correct the deficiency, together with a copy of any related notice sent to the Pension Benefit Guaranty Corporation; (ii) promptly upon discovery, and in any event within 10 days after the Borrower fails to make a required quarterly Pension Plan contribution under Section 412(m) of the IRC, the Borrower will provide written notice to the Lender of the failure in detail and the actions that the Borrower will take to cure the failure, together with a copy of any related notice sent to the Pension Benefit Guaranty Corporation; and (iii) promptly upon discovery, and in any event within 10 days after the Borrower knows or has reason to know that it may be liable or may be reasonably expected to have liability for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan under Sections 4201 or 4243 of ERISA, the Borrower will provide written notice to the Lender of the details of the event and the actions that the Borrower proposes to take in response.

          6.8 Financial Statements. The Borrower shall at all times maintain a standard and modern system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP, and shall furnish to the Lender or its authorized representatives such information regarding the business affairs, operations and financial condition of the Borrower, including:

(a)

promptly when available, and in any event, within one hundred twenty (120) days after the close of each of its fiscal years, a copy of (i) the annual audited financial statements of the Borrower, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal year then ended and such other information (including nonfinancial information) as the Lender may request, in reasonable detail, prepared and certified as true and correct by the Borrower’s treasurer or chief financial officer;

(b)

promptly when available, and in any event, within thirty (30) days following the end of each month, a copy of the financial statements of the Borrower regarding such month and, if such month is also the last month of a Calendar Quarter, regarding Calendar Quarter, including balance sheet, statement of income and retained earnings, statement of cash flows for the month then ended and such other information (including nonfinancial information) as the Lender may request, in reasonable detail, prepared and certified as true and correct by the Borrower’s treasurer or chief financial officer;

(c)

within ten (10) days after the filing due date (as such date may be extended in accordance with properly granted extensions) each year, a signed copy of the complete income tax returns filed with the Internal Revenue Service by the Borrower;

(d)

Annual financial projections, including balance sheet, income statement, and cash flow statement for the next fiscal year (by month) thirty (30) days prior to the beginning of the next fiscal year; and

(e)

When due to the Plant Lender, the Borrower shall provide the Lender all information, financial statements, certificates, reports and documents that the Borrower is required to provide to the Plant Lender under the Plant Loan Documents.

No change with respect to such accounting principles shall be made by the Borrower without giving prior notification to the Lender. The Borrower represents and warrants to the Lender that the financial statements delivered to the Lender at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter accurately reflect and will accurately reflect the financial condition of the Borrower. The Lender shall have the right at all times during business hours to inspect the books and records of the Borrower and make extracts therefrom.

          6.9 Supplemental Financial Statements. The Borrower shall immediately upon receipt thereof, provide to the Lender copies of interim and supplemental reports if any, submitted to the Borrower by independent accountants in connection with any interim audit or review of the books of the Borrower.

          6.10 Borrowing Base Certificate. The Borrower shall, (a) within ten (10) days after the end of each month, and (b) at any time the Borrower shall request a Revolving Advance hereunder, deliver to the Lender a Borrowing Base Certificate dated as of the last Business Day of such month, certified as true and correct by an authorized representative of the Borrower and acceptable to the Lender in its absolute discretion, provided, however, at any time an Event of Default exists, the Lender may require the Borrower to deliver Borrowing Base Certificates more frequently.

          6.11 Aged Accounts Schedule. The Borrower shall, within thirty (30) days after the end of each month, deliver to the Lender an aged schedule of the Accounts of the Borrower, listing the name and amount due from each Account Debtor and showing the aggregate amounts due from (a) 0-30 days, (b) 31-60 days, (c) 61-90 days and (d) more than 90 days, and certified as accurate by the Borrower’s treasurer or chief financial officer.

          6.12 Inventory Reports. The Borrower shall, within thirty (30) days after the end of each month, deliver to the Lender an inventory report, certified as accurate by the Borrower’s treasurer or chief financial officer, and within such time as the Lender may specify, such other schedules and reports as the Lender may require.

          6.13 Covenant Compliance Certificate. The Borrower shall, contemporaneously with the furnishing of the financial statements pursuant to Section 6.8, deliver to the Lender a duly completed compliance certificate, dated the date of such financial statements and certified as true and correct by an appropriate officer of the Borrower, containing a computation of each of the financial covenants, if any, and stating that the Borrower has not become aware of any Event of Default that has occurred and is continuing or, if there is any such Event of Default describing it and the steps, if any, being taken to cure it.

          6.14 Field Audits. The Borrower shall permit the Lender to inspect the Inventory, other tangible assets and/or other business operations of the Borrower, to perform appraisals of the Equipment of the Borrower, and to inspect, audit, check and make copies of, and extracts from, the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts and any other Collateral, the results of which must be satisfactory to the Lender in the Lender’s absolute discretion. All such inspections or audits by the Lender shall be at the Borrower’s sole expense, subject to a limit of $5,000 per year unless an Event of Default occurs during any such year.

          6.15 Other Reports. The Borrower shall, within such period of time as the Lender may specify, deliver to the Lender such other schedules and reports as the Lender may require.

          6.16 Collateral Records. The Borrower shall keep full and accurate books and records relating to the Collateral and shall mark such books and records to indicate the Lender’s Lien in the Collateral.

          6.17 Intellectual Property. The Borrower shall maintain, preserve and renew all Intellectual Property necessary for the conduct of its business as and where the same is currently located as heretofore or as hereafter conducted by it.

          6.18 Notice of Proceedings. The Borrower, promptly upon becoming aware, shall give written notice to the Lender of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower to the Lender which has been instituted or, to the knowledge of the Borrower, is threatened against the Borrower or to which any of its properties is subject which might reasonably be expected to have a Material Adverse Effect.

          6.19 Notice of Event of Default or Material Adverse Effect. The Borrower shall, immediately after the commencement thereof, give notice to the Lender in writing of the occurrence of any Event of Default, or the occurrence of any condition or event having a Material Adverse Effect.

          6.20 Environmental Matters. If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of the Borrower, the Borrower shall cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Borrower shall comply with any federal or state judicial or administrative order requiring the performance at any real property of the Borrower of activities in response to the release or threatened release of a Hazardous Substance. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, the Borrower shall dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.

          6.21 Further Assurances. The Borrower shall take such actions as are necessary or as the Lender may reasonably request from time to time to ensure that the Obligations under the Loan Documents are secured by substantially all of the assets of the Borrower, in each case as the Lender may determine, including (a) the execution and delivery of security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing, and (b) the delivery of certificated securities and other collateral with respect to which perfection is obtained by possession.

          6.22 Management Agreement. Borrower shall keep the Management Agreement with Central Farmers Cooperative in full force and effect with no amendment thereto without the prior written consent of Lender.

          6.23 Updated Appraisals. Borrower agrees that the Lender shall have the right to obtain, at the Borrower’s expense, an updated appraisal of the Plant and Premises from an appraiser approved by Lender at any time (a) that an Event of Default shall have occurred hereunder or (b) Lender determines in its reasonable discretion that the security for the Obligations has been physically or financially impaired in any material manner. In the event that Lender shall elect to obtain such an appraisal, Lender may immediately commission an appraiser acceptable to the Lender to prepare the appraisal and the Borrower shall, after reasonable request therefor, fully cooperate with the Lender and the appraiser in obtaining the necessary information to prepare such appraisal. In the event that the Borrower fails, after reasonable request therefor, to cooperate with the Lender in obtaining such an appraisal or in the event that the Borrower shall fail to pay for the cost of such appraisal as soon as practicable, but in no event later than ten (10) business days after demand, such event shall constitute an Event of Default hereunder and the Lender shall be entitled to exercise all remedies available to it hereunder. The Borrower agrees to deliver an updated appraisal of the Plant and Premises from an appraiser approved by Lender within 60 days after the Closing Date occurs.

          6.24 Organizational Documents. The Borrower shall have caused its Organization Documents to comply with and enforce the terms of the Warrant. The Borrower shall not at any time amend its Organizational Documents without the Lender’s consent.

          6.25 Additional Equity After First Year. After the one year anniversary of the Closing Date, any new equity investments in the Borrower shall: a) not reduce or affect that Warrant as it existed on the one year anniversary of the Closing Date; b) not dilute the Warrant Participants’ percentage ownership interest as provided in the Warrant as of the one year anniversary date of the Closing Date or, if any Warrant Participant has exercised the Warrant, such Warrant Participant’s percentage ownership interest in the Borrower; and c) result in a dollar for dollar reduction in the Maximum Line Amount.

          6.26 Initial Equity Investment. On the Closing Date, the Escrow Agent will transfer to Borrower’s Operating Account the Equity Investment.

          6.27 Resolution Reserve. The Resolution Reserve will be retained by the Escrow Agent pursuant to the Central Farmers Escrow Agreement and will be distributed as follows and in accordance therewith: (x) if a FB&T Resolution occurs on or before January 1, 2016, the Escrow Agent will deliver: (1) the permitted Resolution Amount to Central Farmers Cooperative pursuant to a check payable to Central Farmers Cooperative; and (2) the Unused Resolution Amount to the Borrower’s Operating Account; or (b) if an FB&T Resolution has not occurred by January 1, 2016, then the full amount of the Resolution Reserve will be delivered to the Borrower’s Operating Account. If there is an Event of Default at such time as any amounts are to be paid to Borrower pursuant to the Central Farmers Escrow Agreement and this Section 6.27, Borrower shall immediately transfer such amounts from Borrower’s Operating Account to the Collection Account for application to the Revolving Loan or if there are no outstanding obligations under the Revolving Loan at the time of such payment, to the Plant Loan. Notwithstanding anything to the contrary contained in this Section 6.27 and within five (5) days prior to the distribution of any Resolution Amount or any Unused Resolution Amount, the Borrower shall cause Central Farmers Cooperative to deliver to the Lender a certificate signed by an authorized officer Central Farmers Cooperative that (a) provides the aggregate amount of the Resolution Amount and Unused Resolution Amount to be distributed, (b) describes how the Resolution Amount and Unused Resolution Amount are calculated, and (c) lists to which Person or Persons the Resolution Amount and Unused Resolution Amount will be paid.

          6.28 Maintenance of Letters of Credit in favor of NNG. If required by the NNG Agreement, the Borrower agrees (a) to maintain the NNG Letter of Credit in full force and effect in its current form and to obtain additional letters of credit satisfactory to NNG that may be requested by NNG from time to time to secure obligations of the Borrower arising under the NNG Agreement and (b) within thirty (30) calendar days prior to the expiration date of the NNG Letter of Credit if the NNG Letter of Credit is not renewed (i) to obtain a letter of credit to replace the NNG Letter of Credit in a form and substance acceptable to NNG or (ii) to deposit with NNG cash or other assets acceptable to NNG to secure obligations of the Borrower arising under the NNG Agreement in an amount acceptable to NNG. Notwithstanding the foregoing, the Borrower shall not be required to provide a replacement letter of credit or cash deposit if FB&T fails to renew the NNG Letter of Credit and the Borrower is not required to provide an additional or replacement letter of credit or cash deposit to NNG to secure the delivery of natural gas to the Facility.

          6.29 Compliance with the Escrow Agreement and the Central Farmers Escrow Agreement. The Borrower shall comply with the terms and conditions of the Escrow Agreement and shall cause the Central Farmers Cooperative to comply with the terms and conditions of the Central Farmers Escrow Agreement.

          6.30 Soil Stabilization Requirements. The Borrower shall timely perform all Soil Stabilization Requirements.

          6.31 Electrical Supply Agreements. The Borrower will perform its obligations under the Electrical Supply Agreements and cause the Utility Provider to perform its obligations thereunder. Borrower will, at its own cost and expense, perform, comply with and discharge all of the obligations of Borrower under the Electrical Supply Agreements and use all efforts to enforce or secure the performance of each obligation and undertaking of the Utility Provider under the Electrical Supply Agreements. Borrower shall permit no surrender nor assignment of the Borrower’s interest under the Electrical Supply Agreements nor execute any mortgage or create or permit a Lien which may be or become superior to the Plant Mortgage and Plant Loan Documents, nor permit a subordination of the Electrical Supply Agreements to any mortgage or Lien. Borrower will not modify or amend the terms of the Electrical Supply Agreements nor excuse or waive any default of the Utility Provider thereunder without the prior written consent of Lender.

          6.32 Natural Gas Supply Agreements. The Borrower will perform its obligations under the Natural Gas Supply Agreements and cause the Utility Providers to perform their obligations thereunder. Borrower will, at its own cost and expense, perform, comply with and discharge all of the obligations of Borrower under the Natural Gas Supply Agreements and use all efforts to enforce or secure the performance of each obligation and undertaking of the Utility Providers under the Natural Gas Supply Agreements. Borrower shall permit no surrender nor assignment of the Borrower’s interest under the Natural Gas Supply Agreements nor execute any mortgage or create or permit a Lien which may be or become superior to the Plant Mortgage and Plant Loan Documents, nor permit a subordination of the Natural Gas Supply Agreements to any mortgage or Lien. Borrower will not modify or amend the terms of the Natural Gas Supply Agreements nor excuse or waive any default of the Utility Providers thereunder without the prior written consent of Lender.

          6.33 Water Supply Agreements. The Borrower will perform its obligations under the Water Supply Agreements and cause the Utility Provider to perform its obligations thereunder. Borrower will, at its own cost and expense, perform, comply with and discharge all of the obligations of Borrower under the Water Supply Agreements and use all efforts to enforce or secure the performance of each obligation and undertaking of the Utility Provider under the Water Supply Agreements. Borrower shall permit no surrender nor assignment of the Borrower’s interest under the Water Supply Agreements nor execute any mortgage or create or permit a Lien which may be or become superior to the Plant Mortgage and Plant Loan Documents, nor permit a subordination of the Water Supply Agreements to any mortgage or Lien. Borrower will not modify or amend the terms of the Water Supply Agreements nor excuse or waive any default of the Utility Provider thereunder without the prior written consent of Lender.

          6.34 Rail Spur. The Borrower will maintain all of its rights and interest with respect to the Rail Spur. Borrower shall permit no surrender nor assignment of the Borrower’s interest in the Rail Spur and Borrower will not modify or amend the terms of any agreement pertaining to the Rail Spur nor excuse or waive any default thereunder without the prior written consent of Lender.

          6.35 Rail Agreements. The Borrower will perform its obligations under each Rail Agreement and cause the BNSF Railway Company to perform its obligations thereunder. Borrower will, at its own cost and expense, perform, comply with and discharge all of the obligations of Borrower under the Rail Agreements and use all efforts to enforce or secure the performance of each obligation and undertaking of the BNSF Railway Company under the Rail Agreements. Borrower shall permit no surrender nor assignment of the Borrower’s interest under the Rail Agreements and Borrower will not modify or amend the terms of the Rail Agreements nor excuse or waive any default of the BNSF Railway Company thereunder without the prior written consent of Lender.

7.
NEGATIVE COVENANTS.

          7.1 Indebtedness. The Borrower will not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on the Borrower’s behalf, or obligations under any Operating Lease or Capital Lease (except as permitted by Section 7.13 and Section 7.19 hereafter) any other indebtedness or liability evidenced by notes, bonds, debentures, leases or similar obligations, except:

(a)	the indebtedness arising hereunder;

(b)	the indebtedness arising and permitted under the Plant Loan of the Borrower to the Plant Lender; and

(c)	the Impositions due any governmental authority.

          7.2 Encumbrances. The Borrower shall not, either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien or charge of any kind or character upon any asset of the Borrower, whether owned at the date hereof or hereafter acquired, except for Permitted Liens.

          7.3 Transactions with Affiliates. The Borrower shall not, directly or indirectly, enter into or permit to exist any transaction with any of its Affiliates or with any director, officer or employee of the Borrower other than transactions in the ordinary course of, and pursuant to the reasonable requirements of, the business of the Borrower and upon fair and reasonable terms which are fully disclosed to the Lender and are no less favorable to the Borrower than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower. Lender acknowledges that the Management Agreement and Corn Agency Agreement, as they exist as of the date of this Agreement, comply with this Section 7.3. Further, the Lender may acquire corn and other grains from Fremar, LLC and Central Farmers Cooperative provided however that such agreements are made at arms length and pursuant to terms that, from the Borrower’s perspective are at or better than market terms.

          7.4 Unconditional Purchase Obligations. The Borrower shall not enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services provided however that the Borrower may, in the ordinary course of business enter into “take or pay” contracts with natural gas, water and electric utilities under commercially reasonable terms.

          7.5 Cancellation of Debt. The Borrower shall not cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business.

          7.6 Inconsistent Agreements. The Borrower shall not enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Borrower hereunder or by the performance by the Borrower of any of its Obligations hereunder or under any other Loan Document, or (b) prohibit the Borrower from granting to the Lender a Lien on any of its assets.

          7.7 Bank Accounts. The Borrower shall not establish any new Deposit Accounts or other bank accounts without the prior written consent of the Lender. The Borrower shall maintain all of its Deposit Accounts or other bank or other similar accounts at the Collection Bank and all such accounts shall be subject to the Liens of the Lender and subject to the Control Agreement.

          7.8 Guaranties. The Borrower will not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except the endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business.

          7.9 Member Loans and Distributions. Borrower:

(a)	Subordinates all loans, advances, and indebtedness owing from Borrower to Members of Borrower from time to time, whether or not evidenced by promissory notes; and

(b)	Shall not make any Distributions (other than Tax Distributions) to its Members.

          7.10 Sale or Transfer of Assets; Suspension of Business Operations. Except to the extent permitted under Section 7.2, the Borrower will not sell, lease, assign, transfer or otherwise dispose of (i) the Premises or Plant, (ii) all or a substantial part of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business and will not liquidate, dissolve or suspend business operations, provided, however, that Borrower may in the ordinary course of business sell or dispose of Equipment constituting Collateral that is obsolete or otherwise being replaced in the ordinary course of business up to $500,000 in the aggregate per year. The Borrower will not transfer any part of its ownership interest in any Intellectual Property Rights and will not permit any agreement under which it has licensed Intellectual Property to lapse, except that the Borrower may transfer such rights or permit such agreements to lapse if it shall have reasonably determined that the applicable Intellectual Property Rights are no longer useful in its business. If the Borrower transfers any Intellectual Property Rights for value, the Borrower will pay over the proceeds to the Lender for application to the Obligations. The Borrower will not license any other Person to use any of the Borrower’s Intellectual Property Rights, except that the Borrower may grant licenses in the ordinary course of its business in connection with sales of Inventory or provision of services to its customers.

          7.11 Consolidation and Merger; Asset Acquisitions. The Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person.

          7.12 Sale and Leaseback. The Borrower will not enter into any arrangement, directly or indirectly, with any other Person whereby the Borrower shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property that the Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred.

          7.13 Capital Expenditures, etc. With respect to Capital Expenditures and the entry into Capital Leases, the Borrower covenants and agrees as follows:

(a)	Borrower will not enter into any Capital Leases during any Loan Year that in the aggregate exceed $250,000.00 without the prior written consent of Lender;

(b)

Borrower will not make any Capital Expenditure except those which in the good faith judgment of the Borrower are required to maintain, preserve or keep its plant, properties, and Equipment in good repair, working order, and condition; and

(c)	Borrower shall not expend more than the FF&E Reserve plus the amount necessary to complete the Soil Stabilization Requirements.

          7.14 Restrictions on Nature of Business. The Borrower will not engage in any line of business materially different from that presently engaged in by the Borrower and will not purchase, lease or otherwise acquire assets not related to its business.

          7.15 Accounting. The Borrower will not adopt any material change in accounting principles other than as required by GAAP. The Borrower will not adopt, permit or consent to any change in its fiscal year.

          7.16 Discounts, etc. The Borrower will not at any time discount, modify, amend, subordinate, cancel or terminate the obligation of any Account Debtor or other obligor of the Borrower except in the ordinary course of business.

          7.17 Place of Business; Name. The Borrower will not transfer its chief executive office or principal place of business, or move, relocate, close or sell any business location. The Borrower will not permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the security interest. The Borrower will not change its name or jurisdiction of organization.

          7.18 No Purchase of Perishable Agricultural Commodities. The Borrower will not purchase perishable agricultural products that are subject to the Perishable Agricultural Commodities Act, as amended.

          7.19 Lease. Borrower shall not enter into any Operating Lease with annual rental payments on any such Operating Lease in excess of $100,000.00 without the prior written consent of the Lender.

8.

INTENTIONALLY OMITTED

9.
EVENTS OF DEFAULT.

          The Borrower, without notice or demand of any kind, shall be in default under this Agreement upon the occurrence of any of the following events (each an “Event of Default”).

          9.1 Nonpayment of Obligations. Any amount due and owing on the Revolving Note or any of the Obligations, whether by its terms or as otherwise provided herein, is not paid when due.

          9.2 Misrepresentation. Any oral or written warranty, representation, certificate or statement of the Borrower in this Agreement, the other Loan Documents or any other agreement with the Lender shall be false when made or at any time thereafter, or if any financial data or any other information now or hereafter furnished to the Lender by or on behalf of the Borrower shall prove to be false, inaccurate or misleading in any material respect.

          9.3 Nonperformance. Any failure to perform or default in the performance of any covenant, condition or agreement contained in this Agreement or in the other Loan Documents or any other agreement with the Lender.

          9.4 Default under Loan Documents. A default under any of the other Loan Documents, all of which covenants, conditions and agreements contained therein are hereby incorporated in this Agreement by express reference, shall be and constitute an Event of Default under this Agreement or the failure to perform any of the Obligations thereunder.

          9.5 Default under Plant Loan and Security Agreement. An event of default shall occur under the Plant Loan Documents which is not cured to the satisfaction of the Plant Lender within the applicable cure period and/or the Plant Loan is accelerated, terminated, or cancelled.

          9.6 Default under Other Debt. Any default by the Borrower in the payment of any Debt for any other obligation (whether or not owed to the Lender) beyond any period of grace provided with respect thereto or in the performance of any other term, condition or covenant contained in any agreement (including any capital or operating lease or any agreement in connection with the deferred purchase price of property) under which any such obligation is created, the effect of which default is to cause or permit the holder of such obligation (or the other party to such other agreement) to cause such obligation to become due prior to its stated maturity or terminate such other agreement.

          9.7 Other Material Obligations. Any default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, the Borrower with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.

          9.8 Bankruptcy, Insolvency, etc. The Borrower shall fail to pay its debts as they become due, or shall make an assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a petition under any chapter of the Bankruptcy Code or any similar law, state or federal, now or hereafter existing, or shall become “insolvent” as that term is generally defined under the Bankruptcy Code, or shall in any involuntary bankruptcy case commenced against it file an answer admitting insolvency or inability to pay its debts as they become due, or shall fail to obtain a dismissal of such case within one hundred twenty (120) days after its commencement or convert the case from one chapter of the Bankruptcy Code to another chapter, or be the subject of an order for relief in such voluntary or involuntary bankruptcy case, or be adjudged a bankrupt or insolvent, or shall have a custodian, trustee or receiver appointed for, or have any court take jurisdiction of its property, or any part thereof, in any voluntary or involuntary proceeding for the purpose of reorganization, arrangement, dissolution or liquidation.

          9.9 Judgments. The entry of any final judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against the Borrower which is not fully covered by insurance, or such action shall not be released or bonded over to Lender’s satisfaction within fifteen (15) days after the assertion or filing thereof.

          9.10 Collateral Impairment. The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against, any of the Collateral or any collateral under a separate security agreement securing any of the Obligations, or the loss, theft, destruction, seizure or forfeiture, or the occurrence of any deterioration or impairment of any of the Collateral or any of the collateral under any security agreement securing any of the Obligations, or any decline or depreciation in the value or market price thereof (whether actual or reasonably anticipated), which causes the Collateral, in the sole opinion of the Lender acting in good faith, to become unsatisfactory as to value or character, or which causes the Lender to reasonably believe that it is insecure and that the likelihood for repayment of the Obligations is or will soon be impaired, time being of the essence. The cause of such deterioration, impairment, decline or depreciation shall include, but is not limited to, the failure by the Borrower to do any act deemed necessary by the Lender to preserve and maintain the value and collectability of the Collateral.

          9.11 Change of Control. There shall occur a Change of Control.

          9.12 Default or Termination of Management Agreement. Any party to the Management Agreement shall default under its obligations under such Management Agreement or the Management Agreement shall terminate without the prior written consent of the Lender.

          9.13 Default Under any Subordination Agreement. Borrower engages in any act prohibited by any Subordination Agreement, or makes any payment with respect to any obligation subject to a Subordination Agreement that the subordinated creditor was not contractually entitled to receive or any party to a Subordination Agreement fails to comply with or otherwise defaults under the terms of such Subordination Agreement;

          9.14 Non-Renewal of NNG Letter of Credit. FB&T or any issuer of a replacement NNG Letter of Credit shall fail to renew such NNG Letters of Credit if required under the NNG Agreement unless the Borrower has timely provided a replacement letter of credit or a cash deposit in accordance with Section 6.28 herein. Notwithstanding the foregoing, the Borrower shall not be required to provide a replacement letter of credit or cash deposit if FB&T fails to renew the NNG Letter of Credit and the Borrower is not required to provide an additional or replacement letter of credit or cash deposit to NNG to secure the delivery of natural gas to the Facility.

          9.15 Material Adverse Effect. The occurrence of any development, condition or event which has a Material Adverse Effect on the Borrower.

          9.16 Failure to Comply with Terms of Warrant. The Borrower shall fail to comply with the terms of the Warrant.

          9.17 Failure to Comply with Terms of Escrow Agreement or Central Farmers Escrow Agreement. The Borrower shall fail to comply with the terms of the Escrow Agreement or shall fail to cause Central Farmers Cooperative to comply with the terms of the Central Farmers Escrow Agreement.

          9.18 Employee Benefits. Any Reportable Event, which the Lender in good faith believes to constitute sufficient grounds for termination of any Pension Plan or for the appointment of a trustee to administer any Pension Plan, has occurred and is continuing 30 days after the Borrower gives the Lender written notice of the Reportable Event; or a trustee is appointed by an appropriate court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation institutes proceedings to terminate or appoint a trustee to administer any Pension Plan; or the Borrower or any ERISA Affiliate files for a distress termination of any Pension Plan under Title IV of ERISA; or the Borrower or any ERISA Affiliate fails to make any quarterly Pension Plan contribution required under Section 412(m) of the IRC, which the Lender in good faith believes may, either by itself or in combination with other failures, result in the imposition of a Lien on the Borrower’s assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which could reasonably be expected to result in a material liability by the Borrower to the Multiemployer Plan under Title IV of ERISA.

          9.19 Default under the Asset Purchase Agreement. A default by the Borrower under the Asset Purchase Agreement, all of which covenants, conditions and agreements contained therein are hereby incorporated in this Agreement by express reference, shall be and constitute an Event of Default under this Agreement or the failure to perform any of the obligations thereunder.

10.
REMEDIES.

          Upon the occurrence of an Event of Default, the Lender shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or any security therefor, as a secured party under the UCC or as otherwise provided at law or in equity. Without limiting the generality of the foregoing, the Lender may, at its option upon the occurrence of an Event of Default not waived by the Lender, declare its commitments to the Borrower to be terminated and all Obligations to be immediately due and payable, provided, however, that upon the occurrence of an Event of Default under Section 9.8, all commitments of the Lender to the Borrower shall immediately terminate and all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of the Lender. The Borrower hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Lender’s rights under the Loan Documents, and hereby consents to, and waives notice of release, with or without consideration, of any Collateral, notwithstanding anything contained herein or in the Loan Documents to the contrary. In addition to the foregoing:

          10.1 Possession and Assembly of Collateral. The Lender may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which the Lender already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may at any time enter into any of the Borrower’s premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of and the Lender shall have the right to store and conduct a sale of the same in any of the Borrower’s premises without cost to the Lender. At the Lender’s request, the Borrower will, at the Borrower’s sole expense, assemble the Collateral and make it available to the Lender at a place or places to be designated by the Lender which is reasonably convenient to the Lender and the Borrower.

          10.2 Sale of Collateral. The Lender may sell any or all of the Collateral at public or private sale, upon such terms and conditions as the Lender may deem proper, and the Lender may purchase any or all of the Collateral at any such sale. The Borrower acknowledges that the Lender may be unable to effect a public sale of all or any portion of the Collateral because of certain legal and/or practical restrictions and provisions which may be applicable to the Collateral and, therefore, may be compelled to resort to one or more private sales to a restricted group of offerees and purchasers. The Borrower consents to any such private sale so made even though at places and upon terms less favorable than if the Collateral were sold at public sale. The Lender shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Lender may apply the net proceeds, after deducting all costs, expenses, attorneys’ and paralegals’ fees incurred or paid at any time in the collection, protection and sale of the Collateral and the Obligations, to the payment of the Revolving Note and/or any of the other Obligations, returning the excess proceeds, if any, to the Borrower. The Borrower shall remain liable for any amount remaining unpaid after such application, with interest at the Default Rate. Any notification of intended disposition of the Collateral required by law shall be conclusively deemed reasonably and properly given if given by the Lender at least ten (10) calendar days before the date of such disposition. The Borrower hereby confirms, approves and ratifies all acts and deeds of the Lender relating to the foregoing, and each part thereof, and expressly waives any and all claims of any nature, kind or description which it has or may hereafter have against the Lender or its representatives, by reason of taking, selling or collecting any portion of the Collateral. The Borrower consents to releases of the Collateral at any time (including prior to default) and to sales of the Collateral in groups, parcels or portions, or as an entirety, as the Lender shall deem appropriate. The Borrower expressly absolves the Lender from any loss or decline in market value of any Collateral by reason of delay in the enforcement or assertion or nonenforcement of any rights or remedies under this Agreement.

          10.3 Standards for Exercising Remedies. To the extent that applicable law imposes duties on the Lender to exercise remedies in a commercially reasonable manner, the Borrower acknowledges and agrees that it is not commercially unreasonable for the Lender (a) to fail to incur expenses reasonably deemed significant by the Lender to prepare Collateral for disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as the Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, including any warranties of title, (k) to purchase insurance or credit enhancements to insure the Lender against risks of loss, collection or disposition of Collateral or to provide to the Lender a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by the Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Lender in the collection or disposition of any of the Collateral. The Borrower acknowledges that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by the Lender would not be commercially unreasonable in the Lender’s exercise of remedies against the Collateral and that other actions or omissions by the Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this section. Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to the Borrower or to impose any duties on the Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.

          10.4 UCC and Offset Rights. The Lender may exercise, from time to time, any and all rights and remedies available to it under the UCC or under any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any other agreements between the Borrower and the Lender.

          10.5 Additional Remedies. The Lender shall have the right and power to:

(a)

instruct the Borrower, at its own expense, to notify any parties obligated on any of the Collateral, including any Account Debtors, to make payment directly to the Lender of any amounts due or to become due thereunder, or the Lender may directly notify such obligors of the security interest of the Lender, and/or of the assignment to the Lender of the Collateral and direct such obligors to make payment to the Lender of any amounts due or to become due with respect thereto, and thereafter, collect any such amounts due on the Collateral directly from such Persons obligated thereon;

(b)

enforce collection of any of the Collateral, including any Accounts, by suit or otherwise, or make any compromise or settlement with respect to any of the Collateral, or surrender, release or exchange all or any part thereof, or compromise, extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder;

(c)	take possession or control of any proceeds and products of any of the Collateral, including the proceeds of insurance thereon;

(d)

extend, renew or modify for one or more periods (whether or not longer than the original period) the Revolving Note, any other of the Obligations, any obligation of any nature of any other obligor with respect to the Revolving Note or any of the Obligations;

(e)

grant releases, compromises or indulgences with respect to the Revolving Note, any of the Obligations, any extension or renewal of any of the Obligations, any security therefor, or to any other obligor with respect to the Revolving Note or any of the Obligations;

(f)

transfer the whole or any part of securities which may constitute Collateral into the name of the Lender or the Lender’s nominee without disclosing, if the Lender so desires, that such securities so transferred are subject to the security interest of the Lender, and any corporation, association, or any of the managers or trustees of any trust issuing any of such securities, or any transfer agent, shall not be bound to inquire, in the event that the Lender or such nominee makes any further transfer of such securities, or any portion thereof, as to whether the Lender or such nominee has the right to make such further transfer, and shall not be liable for transferring the same;

(g)

make an election with respect to the Collateral under Section 1111 of the Bankruptcy Code or take action under Section 364 or any other section of the Bankruptcy Code; provided, however, that any such action of the Lender as set forth herein shall not, in any manner whatsoever, impair or affect the liability of the Borrower hereunder, nor prejudice, waive, nor be construed to impair, affect, prejudice or waive the Lender’s rights and remedies at law, in equity or by statute, nor release, discharge, nor be construed to release or discharge, the Borrower, any guarantor or other Person liable to the Lender for the Obligations; and

(h)

at any time, and from time to time, accept additions to, releases, reductions, exchanges or substitution of the Collateral, without in any way altering, impairing, diminishing or affecting the provisions of this Agreement, the Loan Documents, or any of the other Obligations, or the Lender’s rights hereunder, under the Revolving Note or under any of the other Obligations.

The Borrower hereby ratifies and confirms whatever the Lender may do with respect to the Collateral and agrees that the Lender shall not be liable for any error of judgment or mistakes of fact or law with respect to actions taken in connection with the Collateral, except to the extent such error or mistake constitutes gross negligence or willful misconduct of Lender.

          10.6 Attorney-in-Fact. The Borrower hereby irrevocably makes, constitutes and appoints the Lender (and any officer of the Lender or any Person designated by the Lender for that purpose) as the Borrower’s true and lawful proxy and attorney-in-fact (and agent-in-fact) in the Borrower’s name, place and stead, with full power of substitution, to (i) take such actions as are permitted in this Agreement, (ii) execute such financing statements and other documents and to do such other acts as the Lender may require to perfect and preserve the Lender’s security interest in, and to enforce such interests in the Collateral, and (iii) carry out any remedy provided for in this Agreement, including endorsing the Borrower’s name to checks, drafts, instruments and other items of payment, and proceeds of the Collateral, executing change of address forms with the postmaster of the United States Post Office serving the address of the Borrower, changing the address of the Borrower to that of the Lender, opening all envelopes addressed to the Borrower and applying any payments contained therein to the Obligations. The Borrower hereby acknowledges that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable. The Borrower hereby ratifies and confirms all that such attorney-in-fact may do or cause to be done by virtue of any provision of this Agreement.

          10.7 No Marshaling. The Lender shall not be required to marshal any present or future collateral security (including this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order. To the extent that it lawfully may, the Borrower hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Lender’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Borrower hereby irrevocably waives the benefits of all such laws.

          10.8 Application of Proceeds. The Lender will within three (3) Business Days after receipt of cash or solvent credits from collection of items of payment, proceeds of Collateral or any other source, apply the whole or any part thereof against the Obligations secured hereby. The Lender shall further have the exclusive right to determine how, when and what application of such payments and such credits shall be made on the Obligations, and such determination shall be conclusive upon the Borrower. Any proceeds of any disposition by the Lender of all or any part of the Collateral may be first applied by the Lender to the payment of expenses incurred by the Lender in connection with the Collateral, including attorneys’ fees and legal expenses as provided for in Article 11 hereof.

          10.9 No Waiver. No Event of Default shall be waived by the Lender except in writing. No failure or delay on the part of the Lender in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. There shall be no obligation on the part of the Lender to exercise any remedy available to the Lender in any order. The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity. The Borrower agrees that in the event that the Borrower fails to perform, observe or discharge any of its Obligations or liabilities under this Agreement or any other agreements with the Lender, no remedy of law will provide adequate relief to the Lender, and further agrees that the Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

11.
MISCELLANEOUS.

          11.1 Obligations Absolute. None of the following shall affect the Obligations of the Borrower to the Lender under this Agreement or the Lender’s rights with respect to the Collateral:

(a)	acceptance or retention by the Lender of other property or any interest in property as security for the Obligations;

(b)	release by the Lender of all or any part of the Collateral or of any party liable with respect to the Obligations;

(c)

release, extension, renewal, modification or substitution by the Lender of the Revolving Note, or any note evidencing any of the Obligations, or the compromise of the liability of any guarantor of the Obligations, if any; or

(d)	failure of the Lender to resort to any other security or to pursue the Borrower or any other obligor liable for any of the Obligations before resorting to remedies against the Collateral.

          11.2 Entire Agreement. This Agreement and the other Loan Documents (i) are valid, binding and enforceable against the Borrower and the Lender in accordance with their respective provisions and no conditions exist as to their legal effectiveness; (ii) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof; and (iii) are the final expression of the intentions of the Borrower and the Lender. No promises, either expressed or implied, exist between the Borrower and the Lender, unless contained herein or therein. This Agreement, together with the other Loan Documents, supersedes all negotiations, representations, warranties, commitments, term sheets, discussions, negotiations, offers or contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof with respect to any matter, directly or indirectly related to the terms of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents are the result of negotiations among the Lender, the Borrower and the other parties thereto, and have been reviewed (or have had the opportunity to be reviewed) by counsel to all such parties, and are the products of all parties. Accordingly, this Agreement and the other Loan Documents shall not be construed more strictly against the Lender merely because of the Lender’s involvement in their preparation.

          11.3 WAIVER OF DEFENSES. THE BORROWER, WAIVES EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH THE BORROWER MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION

BY THE LENDER IN ENFORCING THIS AGREEMENT. PROVIDED THE LENDER ACTS IN GOOD FAITH, THE BORROWER RATIFIES AND CONFIRMS WHATEVER THE LENDER MAY DO PURSUANT TO THE TERMS OF THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

          11.4 Confirmations. The Borrower and the Lender agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Revolving Advances then outstanding under the Revolving Note.

          11.5 Binding Effect. This Agreement shall become effective upon execution by the Borrower and the Lender. If this Agreement is not dated or contains any blanks when executed by the Borrower, the Lender is hereby authorized, without notice to the Borrower, to date this Agreement as of the date when it was executed by the Borrower, and to complete any such blanks according to the terms upon which this Agreement is executed.

          11.6 Enforceability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

          11.7 Survival of Borrower Representations. All covenants, agreements, representations and warranties made by the Borrower herein shall, notwithstanding any investigation by the Lender, be deemed material and relied upon by the Lender and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of the Revolving Note, and shall be deemed to be continuing representations and warranties until such time as the Borrower has fulfilled all of its Obligations to the Lender, and the Lender has been indefeasibly paid in full in cash. The Lender, in extending financial accommodations to the Borrower, is expressly acting and relying on the aforesaid representations and warranties.

          11.8 Extensions of Lender’s Commitment. This Agreement shall secure and govern the terms of (i) any extensions or renewals of the Lender’s commitment hereunder, and (ii) any replacement note or notes executed by the Borrower and accepted by the Lender in its absolute discretion in substitution for one or more of the Revolving Note.

          11.9 Time of Essence. Time is of the essence in making payments of all amounts due the Lender under this Agreement and in the performance and observance by the Borrower of each covenant, agreement, provision and term of this Agreement.

          11.10 Release of Claims Against Lender. In consideration of the Lender making the Revolving Advances, the Borrower hereby releases and discharges the Lender of and from any and all claims, harm, injury, and damage of any and every kind, known or unknown, legal or equitable, which the Borrower may have against the Lender from the date of their respective first contact with the Lender until the date of this Agreement, including any claim arising from any reports (environmental reports, surveys, appraisals, etc.) prepared by any parties hired or recommended by the Lender. The Borrower confirms to Lender it has reviewed the effect of this release with competent legal counsel of its choice, or has been afforded the opportunity to do so, prior to execution of this Agreement and the Loan Documents and acknowledges and agrees that the Lender is relying upon this release in extending the Revolving Advances to the Borrower.

          11.11 Costs, Fees and Expenses. The Borrower shall pay or reimburse the Lender for all reasonable costs, fees and expenses incurred by the Lender or for which the Lender becomes obligated in connection with the negotiation, preparation, consummation, collection of the Obligations or enforcement of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), or during any workout, restructuring or negotiations in respect thereof, including reasonable consultants’ fees and attorneys’ fees and time charges of counsel to the Lender, which shall also include attorneys’ fees and time charges of attorneys who may be employees of the Lender or any Affiliate of the Lender, plus costs and expenses of such attorneys or of the Lender; search fees, costs and expenses; and all taxes payable in connection with this Agreement or the other Loan Documents, whether or not the transaction contemplated hereby shall be consummated. In furtherance of the foregoing, the Borrower shall pay any and all stamp and other taxes, UCC search fees, filing fees and other costs and expenses in connection with the execution and delivery of this Agreement, the Revolving Note and the other Loan Documents to be delivered hereunder, and agrees to save and hold the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses. That portion of the Obligations consisting of costs, expenses or advances to be reimbursed by the Borrower to the Lender pursuant to this Agreement or the other Loan Documents which are not paid on or prior to the date hereof shall be payable by the Borrower to the Lender on demand. If at any time or times hereafter the Lender: (a) employs counsel for advice or other representation (i) with respect to this Agreement or the other Loan Documents, (ii) to represent the Lender in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit, or proceeding (whether instituted by the Lender, the Borrower, or any other Person) in any way or respect relating to this Agreement, the other Loan Documents or the Borrower’s business or affairs, or (iii) to enforce any rights of the Lender against the Borrower or any other Person that may be obligated to the Lender by virtue of this Agreement or the other Loan Documents; (b) takes any action to protect, collect, sell, liquidate, or otherwise dispose of any of the Collateral; and/or (c) attempts to or enforces any of the Lender’s rights or remedies under the Agreement or the other Loan Documents, the costs and expenses incurred by the Lender in any manner or way with respect to the foregoing, shall be part of the Obligations, payable by the Borrower to the Lender on demand. Notwithstanding the foregoing, it is expressly understood and acknowledged by the Borrower and the Lender that any amounts included in Cash Consideration shall not also be due or payable pursuant to this Agreement and no amounts shall be paid in duplicate by the Borrower.

          11.12 Indemnification. The Borrower agrees to defend (with counsel satisfactory to the Lender), protect, indemnify, exonerate and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, reasonable attorneys’ fees and time charges of attorneys who may be employees of any Indemnified Party), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including securities laws, Environmental Laws, commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including the making or issuance and management of the Revolving Advances, the use or intended use of the proceeds of the Revolving Advances, the enforcement of the Lender’s rights and remedies under this Agreement, the Loan Documents, the Revolving Note, any other instruments and documents delivered hereunder, or under any other agreement between the Borrower and the Lender (other than (i) the Plant Loan Documents which are governed by the indemnification provisions contained in the Plant Loan Documents and (ii) the Sale Documents); provided, however, that the Borrower shall not have any obligations hereunder to any Indemnified Party with respect to matters determined by a court of competent jurisdiction by final and non-appealable judgment to have been caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and failing prompt payment, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid by the Borrower, shall be added to the Obligations of the Borrower and be secured by the Collateral. The provisions of this Section shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.

          11.13 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by the Borrower or the transfer to the Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender, the Obligations shall automatically be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

          11.14 Customer Identification - USA Patriot Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (as amended from time to time, the “Act”), and the Lender’s policies and practices, the Lender is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow the Lender to identify the Borrower in accordance with the Act.

          11.15 Rights of Third Parties. All conditions of the obligations of Borrower hereunder are imposed solely and exclusively for the benefit of Lender and no other person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all thereof, and no other person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Lender at any time if in its absolute discretion Lender deems it desirable to do so. In this connection, Borrower agrees to and shall indemnify Lender from any liability, claims or losses resulting from the disbursement of the Revolving Loan proceeds or from the condition of the Premises whether related to the quality of construction or otherwise and whether arising during or after the term of the Revolving Loan made by Lender to Borrower in connection therewith. This provision shall survive the repayment of said Revolving Loan and shall continue in full force and effect so long as the possibility of any such liability, claims or losses exists.

          11.16 Evidence of Satisfaction of Conditions. Any condition of this Agreement which requires the submission of evidence of the existence or non-existence of a specified fact or facts implies as a condition the existence or non-existence, as the case may be, of such fact or facts, and Lender shall, at all times, be free independently to establish to its satisfaction and in its absolute discretion such existence or non-existence at its sole cost and expense except as otherwise expressly provided in the Loan Documents.

          11.17 Assignment. Borrower may not assign this Loan Agreement or any of its rights or obligations hereunder, including the right to a Revolving Advance, without the prior written consent of Lender.

          11.18 Successors and Assigns Including in Parties. Whenever in this Agreement one of the parties hereto is named or referred to, the heirs, legal representatives, successors and assigns of such parties shall be included and all covenants and agreements contained in this Agreement by or on behalf of the Borrower or by or on behalf of the Lender shall bind and inure to the benefit of their respective heirs, legal representatives, successors and assigns, whether so expressed or not.

          11.19 Headings. The headings of the sections, paragraphs and subdivisions of this Agreement are for the convenience of reference only, and are not to be considered a part hereof and shall not limit or otherwise affect any of the terms hereof.

          11.20 Invalid Provisions to Affect no Others. If fulfillment of any provision hereof, or any transaction related thereto at the time performance of any such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and such clause or provision shall be deemed invalid as though not herein contained, and the remainder of this Agreement shall remain operative in full force and effect.

          11.21 Number and Gender. Whenever the singular or plural number, masculine or feminine or neuter gender is used herein, it shall equally include the other.

          11.22 Amendments. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

          11.23 Notices. Any notices and other communications permitted or required by the provisions of this Agreement (except for telephonic notices expressly permitted) shall be in writing and shall be deemed to have been properly given or served by depositing the same with the United States Postal Service, or any official successor thereto, designated as Certified Mail, Return Receipt Requested, bearing adequate postage, or deposited with reputable private courier or overnight delivery service, and addressed as hereinafter provided. Each such notice shall be effective upon being deposited as aforesaid. The time period within which a response to any such notice must be given, however, shall commence to run from the date of receipt of the notice by the addressee thereof. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice sent. By giving to the other party hereto at least ten (10) days’ notice thereof, either party hereto shall have the right from time to time to change its address and shall have the right to specify as its address any other address within the United States of America.

Each notice to Lender shall be addressed as follows:

Dougherty Funding LLC
Suite 4300
90 South Seventh Street
Minneapolis, Minnesota 55402
Attention: Executive Vice President and Chief Operating Officer

With a copy to:

Oppenheimer Wolff & Donnelly LLP
Plaza VII, Suite 3300
45 South Seventh Street
Minneapolis, Minnesota 55402
Attention: Steven Meyer

Each notice to Borrower shall be addressed as follows:

NuGen Energy, LLC
27283 – 447th Avenue
Marion, SD 57043
Attention: President

With a copy to:

Central Farmers Cooperative
44608-273rd Street
Marion, South Dakota 57043
Attention: General Manager

          11.24 Governing Law. Notwithstanding the place of execution of this instrument, the parties to this instrument have contracted for South Dakota law to govern this instrument and it is accordingly agreed that this instrument is made pursuant to and shall be construed and governed by the laws of the State of South Dakota without regard to the principles of conflicts of law.

          11.25 Participation. Lender may in its absolute discretion issue participations in the Revolving Loan and/or assign all or a portion of its obligations to make the Revolving Loan to participant(s) in the Revolving Loan. Lender may assign the Revolving Loan and its rights and obligations to any other financial institution. Subject to the confidentiality restrictions in the participation agreement, Lender may divulge all information received by it from Borrower or any other source, including but not limited to information relating to the Revolving Loan, to the Plant and to Borrower, to any such participant(s), and Borrower shall cooperate with Lender, at Lender’s expense, in satisfying the reasonable requirements of any such participant(s) for consummating such a purchase or participation.

          11.26 Consent to Jurisdiction. The Borrower submits and consents to personal jurisdiction of the Courts of the State of South Dakota and Courts of the United States of America sitting in such State for the enforcement of this instrument and waives any and all personal rights under the laws of any state or the United States of America to object to jurisdiction in the State of South Dakota. Litigation may be commenced in any state court of general jurisdiction for the State of South Dakota or the United States District Court located in that state, at the election of the Lender. Nothing contained herein shall prevent Lender from bringing any action against any other party or exercising any rights against any security given to Lender, or against the Borrower personally, or against any property of the Borrower, within any other state. Commencement of any such action or proceeding in any other state shall not constitute a waiver of consent to jurisdiction or of the submission made by the Borrower to personal jurisdiction within the State of South Dakota.

          11.27 Counterparts. This instrument may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart. The signatures to this instrument may be executed on separate pages and when attached to this instrument shall constitute one complete document.

          11.28 Waiver. THE UNDERSIGNED WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH ANY PARTIES TO THIS INSTRUMENT ARE INVOLVED DIRECTLY OR INDIRECTLY AND ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS INSTRUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER, AND WHETHER ARISING OR ASSERTED BEFORE OR AFTER THE DATE OF THIS INSTRUMENT.

          IN WITNESS WHEREOF, the Borrower and the Lender have executed this Revolving Credit and Security Agreement as of the date first above written.

NUGEN ENERGY, LLC
A South Dakota limited liability company

By:

Name:

Title:

DOUGHERTY FUNDING LLC,
a Delaware limited liability company

By:

Name:

Title:

EXHIBIT A

NUGEN ENERGY, LLC
BORROWING BASE CERTIFICATE

[ATTACH FINAL BORROWING BASE CERTIFICATE]

EXHIBIT B-1

MAKE-UP CONSIDERATION

[TO BE PROVIDED]

EXHIBIT B-2

MAKE-UP CONTRACTS

[TO BE PROVIDED]

EXHIBIT C

WARRANT

SCHEDULE 5.13

ERISA

None

SCHEDULE 5.21

DEPOSIT ACCOUNTS

1.	Operating Account:	Farmers State Bank Marion
162 785 205

2.	HR/Payroll Account:	Farmers State Bank Marion
162 785 201

SCHEDULE 5.22

LOCATION OF COLLATERAL

NuGen Energy, LLC
27283 – 447th Avenue
Marion, South Dakota 57043